Exhibit 99.2

Dated as of October 23, 2020
PLYMOUTH MIR JV llc
limited liability company agreement

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LIMITED LIABILITY COMPANY AGREEMENT
OF PLYMOUTH MIR JV LLC

This LIMITED LIABILITY COMPANY AGREEMENT of Plymouth MIR JV LLC, dated as of October 23, 2020 (the “Effective Date”), made by and between Plymouth MIR Member, LLC, a Delaware limited liability company (“Plymouth Member”), and MIRELF VI Memphis, LLC, a Delaware limited liability company (“Madison Member”).

R E C I T A L S

WHEREAS, initially capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1.1;

WHEREAS, the Company was formed on October 22, 2020 as a limited liability company under the Act;

WHEREAS, the Company shall own the Property Owners and the other Subsidiaries in accordance with the organizational chart set forth on Exhibit A attached hereto;

WHEREAS, pursuant to that certain Contract of Sale dated September 20, 2020 made by and among an Affiliate of Plymouth Member (the “Original Buyer”) and the sellers party thereto (the “PSA”), as such PSA has been assigned as of the Effective Date by the Original Buyer to the Company pursuant to that certain Assignment and Assumption of Contract of Sale, dated as of the date hereof (the “Assignment of PSA”), and as shall be further assigned by the Company to the Property Owners prior to Closing, the Property Owners shall acquire, and own the fee simple interest in, the Initial Properties; and

WHEREAS, the parties hereto desire to enter into this Agreement to set forth more fully certain of their respective rights, obligations and agreements with respect to the Company.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree to the following terms and conditions:

Article 1
DEFINITIONS

Section 1.1            Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Accountant” means the Company’s independent public accountant, which shall be a “Big Four” accounting firm or another accounting firm approved by Madison Member in its reasonable discretion. The initial Accountant as of the Effective Date is Frazier & Deeter, LLC.

“Acquisition Costs” has the meaning set forth in Section 6.1(b).

“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18 101, et seq.), as amended from time to time, and any successor to such statute.

“Adjusted Capital Account Deficit” means, at any time, the deficit balance, if any, in the Capital Account of a Member, at the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)       credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provisions of this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c), and the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and Treasury Regulations Section 1.704-2(i)(5), or any successor provisions; and

(b)       debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, (a) any other Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with such Person, (b) any other Person owning or Controlling ten percent (10%) or more of the outstanding equity securities of, or other ownership interests in, such Person, or (c) any officer, director, member, manager or partner of such Person or of any Person that Controls or owns ten percent (10%) or more of the outstanding equity securities of such Person; provided that in no event shall (x) Madison Member, Madison Fund, Madison REIT or their respective Affiliates be considered an Affiliate of Plymouth Member, the Plymouth Public Entities or their respective Affiliates, or (y) the Company and the Subsidiaries be considered Affiliates of Madison Member, Plymouth Member or each of their respective Affiliates.

“Affiliate Agreement” means any agreement between or among Plymouth Member or an Affiliate of Plymouth Member, on the one hand, and the Company or any Subsidiary, on the other hand.

“Agreement” means this Limited Liability Company Agreement (together with the Exhibits attached hereto), as it may be amended or modified from time to time.

“Appraised Value” has the meaning set forth in Section 9.3(c).

“Approved Budget” means, for any Fiscal Year with respect to a Property, a proposed annual Budget (including an ordinary operating budget, a capital expenditure budget and a strategic business plan, in each case with detailed line items and otherwise in a form reasonably requested by Madison Member) for such Property prepared by the Managing Member in relation to such Fiscal Year and approved by Madison Member in writing as contemplated in Section 5.3; provided that, upon acquisition of an Approved Property, the Approved Budget for such Approved Property shall be deemed to include any amount approved to be expended by the Approved Property Acquisition Budget with respect to such Approved Property, unless otherwise agreed by the Members.

“Approved Property” has the meaning set forth in Section 12.6.

“Approved Property Acquisition Budget” means, in relation to an Approved Property, (a) the acquisition budget, and (b) a business plan and a budget (including operating expenditures, cash flow and capital expenditures) for the Approved Property, each of which has been approved by Major Decision in connection with the Final Approval of such Approved Property or otherwise.

“Asset Management Fee” shall have the meaning set forth in Section 5.8.

“Assignment of PSA” has the meaning set forth in the Recitals.

“Available Cash” means, for any Fiscal Year, quarter or other period:

(a)       the sum of (i) the amount of all cash receipts (other than Capital Event Proceeds) of the Company during such period, and (ii) any working capital of the Company existing at the start of such period; less,

(b)       the sum of (i) all cash amounts payable in such period (other than capital expenditures) on account of any operating expenses incurred in connection with the Company’s business and approved as part of the Approved Budget (including general operating expenses, taxes, amortization or interest on debt and expenses incurred in connection with the satisfaction of any mortgage financing upon a sale or refinancing of any Property), and (ii) reasonable and customary reserves for the working capital and future needs of the Company approved as part of the Approved Budget from time to time, determined without duplication.

“Bankruptcy” means, with respect to the affected Person:

(a)       the entry of an order for relief under the Bankruptcy Code;

(b)       the admission by such Person of its inability to pay its debts as they mature;

(c)       the making by it of an assignment for the benefit of creditors;

(d)       the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law;

(e)       the expiration of sixty (60) days after the filing of an involuntary petition against or involving such Person under the Bankruptcy Code; provided that the same shall not have been vacated, set aside or stayed within such sixty (60) day period;

(f)       an application by such Person for the appointment of a receiver for the assets of such Person;

(g)       the expiration of sixty (60) days after the filing of an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty (60) day period; or

(h)       the imposition of a judicial or statutory lien on all or a substantial part of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within sixty (60) days after its effective date. With respect to a Member, the foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Section 18-101(1) and 18-304 of the Act.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any corresponding provision(s) of succeeding law.

“Budget” has the meaning set forth in Section 5.4(a).

“Budget Objection Notice” has the meaning set forth in Section 5.4(a).

“Business Day” means any Monday through Friday on which commercial banks are authorized to do business and are not required by law or executive order to close in New York City.

“Buyer” has the meaning set forth in Section 3.8(b).

“Capital Account” has the meaning set forth in Section 7.1.

“Capital Call” has the meaning set forth in Section 6.2.

“Capital Commitment” means, with respect to any Member, such Member’s Initial Capital Commitment, as it may be increased, from time to time, to the extent provided in an Approved Budget or an Approved Property Acquisition Budget or as otherwise agreed by the Members.

“Capital Contribution” means, when used with respect to any Member, the aggregate amount of capital contributed (or deemed contributed) to the Company by such Member in accordance with Article 6.

“Capital Event” means (a) the sale or other disposition of all or any part of a Subsidiary or a Property; (b) a casualty where the proceeds from any insurance will not be used in their entirety either to restore a Property, to repay indebtedness secured by a Property or to repay indebtedness secured by an interest in a Subsidiary or the Company; (c) a condemnation where the proceeds from such condemnation will not be used in their entirety either to restore a Property, to repay indebtedness secured by a Property or to repay indebtedness secured by an interest in a Subsidiary or the Company; or (d) any Loans.

“Capital Event Proceeds” means, for any Fiscal Year, quarter or other period, with respect to the Company, proceeds received during such period from a Capital Event (including amounts directly or indirectly received as a distribution of Capital Event Proceeds from a Subsidiary) less (a) the amount required to discharge any liability of the Company or a Subsidiary being or required to be discharged with such proceeds; (b) expenses incurred by the Company or a Subsidiary in connection with such Capital Event; (c) any amounts received as proceeds from a condemnation or insurance proceeds in respect of a casualty, in each case that are required to restore a Property or repay indebtedness secured by a Property or repay indebtedness secured by an interest in a Subsidiary or the Company, as the case may be; (d) amounts to be used for a specified purpose as contemplated by any applicable Loan Document; and (e) reasonable and customary reserves of the Company established by the Managing Member from time to time, all determined without duplication.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on October 22, 2020, as the same may be amended or restated from time to time.

“Closing” has the meaning set forth in Section 9.4(a)(i).

“Closing Contribution” has the meaning set forth in Section 6.1(b).

“Closing Date” means the date of the consummation of the transactions contemplated under the PSA.

“Closing Member” has the meaning set forth in Section 6.1(c).

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision(s) of succeeding law.

“Company” means Plymouth MIR JV LLC, a Delaware limited liability company, as it may from time to time be hereafter constituted. Unless the context clearly requires otherwise, all references in this Agreement to the Company shall include the Company and each of the Subsidiaries.

“Company Assets” means all right, title and interest in and to all or any portion of the assets of the Company or the Subsidiaries and any property (real, personal, tangible or intangible) or estate acquired in exchange therefor or in connection therewith (including the Properties).

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(d).

“Company Obligations” means, collectively, (a) any expenses of the Company (which are not capable of being allocated to any Property) in connection with the formation, operation, maintenance and administration of the Company, as set out in the Approved Budget; and (b) any amounts required to be paid by the Company to any Member in connection with any indemnifications or reimbursement obligations hereunder.

“Confidential Information” has the meaning set forth in Section 13.16(a).

“Continuing Member” has the meaning set forth in Section 3.8(c).

“Contributing Member” has the meaning set forth in Section 6.3(a).

“Control” means, except as otherwise specifically provided in this Agreement, for any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, in all instances subject to the rights of other Persons with respect to usual and customary major decisions, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Conversion Date” has the meaning set forth in Section 6.3(c).

“Converted Amount” has the meaning set forth in Section 6.3(c).

“Default Rate” means an annual rate of interest equal to the lesser of (i) twenty percent (20%) per annum; and (ii) the maximum rate permitted by applicable law.

“Delaware Court” has the meaning set forth in Section 13.7.

“Depreciation” means that amount as calculated in accordance with GAAP for financial reporting purposes as set forth in Article 5. For tax purposes, Depreciation calculations shall be adjusted to reflect, for each Fiscal Year, an amount equal to the depreciation, amortization, or cost recovery deduction allowable for U.S. federal income tax purposes for such Fiscal Year, unless the book value for an asset differs from the adjusted basis of such asset for U.S. federal income tax purposes, in which case Depreciation shall mean (i) an amount that bears the same ratio to the beginning book value as the depreciation, amortization or cost recovery deduction bears to the beginning adjusted tax bases (provided, however, that if the adjusted basis of an asset is zero at the beginning of a Fiscal Year, Depreciation shall be determined by the Members, using any reasonable method), and (ii) an amount determined pursuant to Treasury Regulation Section 1.704-3(d)(2) in the event that the remedial method of allocation under Code Section 704(c) is applied.

“Distributable Cash” means, collectively, Available Cash and Capital Event Proceeds.

“Dollars” means the lawful currency of the United States of America.

“Due Diligence Costs” means, collectively, all third party out-of-pocket due diligence-related costs and expenses incurred in connection with the proposed PSA transaction.

“Effective Date” has the meaning set forth in the Preamble.

“Eligible Opportunities” has the meaning set forth in Section 12.1(a).

“Eligible Opportunity Budget” has the meaning set forth in Section 12.2(b).

“Eligible Sale Property” means a Property (i) that has been held by the Company and its Subsidiaries for the production of rental income for more than twenty-four (24) months prior to the anticipated sale date of such Property, (ii) with respect to which the aggregate amount expended by the Company and its Subsidiaries during the twenty-four (24) month period immediately prior to the anticipated sale date and includible in the tax basis of its Property is less than thirty percent (30%) of the sale price allocable to such Property (less customary and reasonable closing costs with respect to such Property), and (iii) the anticipated sale of which would not result in the Company recognizing gain from a “prohibited transaction” within the meaning of Section 857(b)(6) of the Code if the Company were a REIT.  This definition shall be interpreted in accordance with, and shall be modified to the extent of any statutory, regulatory or judicial changes to, Section 857(b)(6) of the Code.

“Embargoed Person” means any Person that is the subject of economic sanctions under United States law, including the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in such person, entity or government is prohibited by law or such Person or government is in violation of law.

“Emergency Expenditures” means expenditures which, in the Managing Member’s good faith judgment, are necessary (a) to prevent or cure an immediate threat to the health, safety or welfare of any natural person in the immediate vicinity of a Property; (b) to prevent or cure immediate damage to, or loss to the Company, any Subsidiary, any Property or any other material asset of the Company; (c) to avoid or cure the suspension of any necessary utility service at any Property; or (d) to avoid criminal liability on the part of the Company or the Members or any of their respective Affiliates in relation to the Company or any Property.

“Entire Portfolio” has the meaning set forth in Section 9.2(b)(iii).

“ESG” has the meaning set forth in Section 3.9.

“Exclusivity Termination Date” has the meaning set forth in Section 12.1(a).

“Exiting Member” has the meaning set forth in Section 3.8(c).

“Failed Contribution” has the meaning set forth in Section 6.3(a).

“Failed Contribution Loan” has the meaning set forth in Section 6.3(b).

“Final Approval” has the meaning set forth in Section 12.3.

“Fiscal Year” means the calendar year.

“Forced Sale Assets” has the meaning set forth in Section 9.2(b)(i).

“Forced Sale Notice” has the meaning set forth in Section 9.2(b).

“Forced Sale ROFO Acceptance Notice” has the meaning set forth in Section 9.2(c).

“Forced Sale ROFO Asset Purchase Price” has the meaning set forth in Section 9.2(b)(ii).

“Forced Sale ROFO Closing Date” has the meaning set forth in Section 9.2(e).

“Forced Sale ROFO Deposit” has the meaning set forth in Section 9.2(d).

“Forced Sale ROFO Interest Purchase Price” has the meaning set forth in Section 9.2(b)(iii).

“Forced Sale ROFO Offer Period” has the meaning set forth in Section 9.2(c).

“Forced Sale Third Party Purchase Agreement” has the meaning set forth in Section 9.2(g).

“Fundamental Representations” has the meaning set forth in Section 9.4(b)(ii).

“Funded Portion” has the meaning set forth in Section 6.3(a).

“GAAP” means accounting principles generally accepted in the United States, as in effect from time to time.

“Go Firm Date” has the meaning set forth in Section 12.2(g).

“Gross Asset Value” means, with respect to any Company Asset, that amount as calculated in accordance with GAAP for financial reporting purposes as set forth in Article 5. For tax purposes, Gross Asset Value, with respect to any Company Asset, shall mean the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i)       the initial Gross Asset Value of any asset contributed by a Member to the Company shall be its fair market value on the date of the contribution as agreed upon by the Members;

(ii)       the Gross Asset Value of all Company Assets shall be adjusted to equal their respective fair market values as of the Closing Date pursuant to Section 7.1(e), and as of the date of (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (B) the distribution by the Company of more than a de minimis amount of money or other property as consideration for a Member’s Interest, (C) the grant of an Interest as consideration for the provision of services to or for the benefit of the Company, (D) the issuance by the Company of a non-compensatory option (other than an option for a de minimis Interest) and (E) the liquidation of the Company, within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (A), (B), (C) and (D) above shall be made only if the Members determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)       the Gross Asset Value of any Company Asset distributed (including in any liquidation under Article 10 hereof) to any Member shall be adjusted to equal its fair market value as of the date of distribution, unreduced by any liability secured by such asset;

(iv)       the Gross Asset Value of Company Assets will be increased or decreased to reflect any adjustment to the adjusted basis of such assets under Code Sections 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (vi) of the definition of Net Income or Net Losses, or Section 7.2(d)(v); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that the Members determine that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv); and

(v)       if the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Guaranty” has the meaning set forth in Section 6.6.

“Initial Capital Commitment” means, with respect to each Member, the amount specified in Exhibit B as such Member’s Initial Capital Commitment.

“Initial Capital Contribution” has the meaning set forth in Section 6.1(a).

“Initial Investment Memorandum” has the meaning set forth in Section 12.2(b).

“Initial Properties” means each parcel of land and improvements described on Exhibit D acquired by the Property Owners as of the Closing Date pursuant to the PSA.

“Interest” means the entire limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

“Internal Rate of Return” means, with respect to any Member, at the time of determination that such Member has achieved an internal rate of return of a specified percentage per annum, which shall occur when the total Capital Contributions made from time to time by such Member are returned to such Member together with an annual return equal to such specified percentage calculated commencing on the date such Capital Contributions are made and compounded to the extent not paid on a current basis, taking into account the timing and amounts of all previous Capital Contributions by such Member to the Company and all previous distributions by the Company to such Member. No contributions of capital or distributions shall be deemed to have been made prior to the Effective Date. For purposes of calculating Internal Rate of Return hereunder, all Capital Contributions and all distributions shall be deemed made as of the date such Capital Contributions and distributions are actually made to or by the Company. All Internal Rate of Return calculations will be calculated using Microsoft Office 365’s “XIRR” function.

“Investment Parameters” means the parameters for the acquisition of Eligible Opportunities set forth on Part I of Exhibit C hereto (as such guidelines may be amended, supplemented or modified from time to time as a Major Decision).

“IRS” means the Internal Revenue Service and any successor agency or entity thereto.

“Loan” means any financing arrangement, hedging arrangements or other borrowings (including any refinancing) secured by all or any part of a Property or any interest in a Property Owner entered into in accordance with this Agreement.

“Loan Agreements” means, collectively, all credit agreements, loan documents and hedging documents that may be entered into between the Company or a Subsidiary (or any of their respective nominees or designates) and any lenders or hedge providers in relation to a Loan, together with all related security and ancillary documents, as any such agreements and documents may be created, varied or replaced from time to time, and includes any consents, waivers or other similar documents issued in connection therewith.

“Lock-Out Date” means the fourth (4th) anniversary of the Closing Date.

“Madison ESG Party” has the meaning set forth in Section 3.9.

“Madison Fund” means MIRELF VI (U.S.), LP, a Delaware limited partnership, its parallel vehicles and each of their respective successors and assigns.

“Madison Member” means MIRELF VI Memphis, LLC, a Delaware limited liability company, and any permitted assignee or successor to any of the membership interests currently held by Madison Member or such Person, for so long as such Person is a Member.

“Madison Minimum Multiple” means, with respect to any Property, an amount equal to one hundred and seventy-five percent (175%) of the aggregate Capital Contributions made to the Company by Madison Member in respect of such Property, including the initial Capital Contributions determined in accordance with Section 6.2(b) and any additional Capital Contributions in respect of such Property. Any additional Capital Contributions made by Madison Member to pay for expenses of the Company or not otherwise made in respect of any individual Property shall be reasonably allocated among the Properties by the Managing Member for purposes of determining the Madison Minimum Multiple and set forth in the books and records of the Company.

“Madison REIT” means MIRELF VI REIT, a Maryland statutory trust.

“Major Decision” has the meaning set forth in Section 3.2.

“Managing Member” means Plymouth Member, upon the execution and delivery of this Agreement, and if for any reason Plymouth Member ceases to be the Managing Member (including pursuant to Section 3.7), thereafter means Madison Member or another Person appointed by Madison Member pursuant to Section 3.7, subject to Section 3.7(c).

“Material Contracts” means, collectively:

(a)       the Loan Agreements and all documents executed pursuant thereto;

(b)       any contract, easement, management agreement or other agreement or instrument binding on the Company, the Company Assets or the Subsidiaries (i) that provides for annual payments to or from the Company and its Subsidiaries (in the aggregate) in excess of Twenty-Five Thousand Dollars ($25,000), (ii) where the breach of such agreement could reasonably expose the Company or its Subsidiaries to damages in excess of Twenty-Five Thousand Dollars ($25,000), (iii) that has a term longer than one (1) year, or (iv) that is not terminable on thirty (30) days’ notice without fee or penalty; and

(c)       any other agreement the execution of which requires the approval of Madison Member pursuant to the terms of this Agreement.

“Member” means each of Madison Member and Plymouth Member and any transferees of the foregoing permitted hereunder who are admitted as members of the Company, but only so long as any such Person continues in its capacity as a Member in the Company.

“Member Nonrecourse Debt” has the meaning ascribed to partner nonrecourse debt in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning ascribed to partner nonrecourse debt minimum gain in Treasury Regulations Section 1.704-2(i)(3).

“Minimum Option Price” has the meaning set forth in Section 9.3(b)(ii).

“Net Income or Net Loss” means that amount as calculated in accordance with GAAP for financial accounting purposes as set forth in Article 5. For tax purposes, Net Income or Net Loss means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)       any income of the Company that is exempt from U.S. federal income tax and not otherwise included (net of related expenses not otherwise deducted) in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;

(ii)       any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall be subtracted from such taxable income or loss;

(iii)       if the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) or (iii) set forth within the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv)       in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;

(v)       gain or loss resulting from any disposition of Company Assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Assets differs from its Gross Asset Value;

(vi)       to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii)       notwithstanding any other provision of this Section, any items which are specially allocated pursuant to Section 7.2(d) shall not be taken into account in computing Net Income or Net Loss.

“New York Court” has the meaning set forth in Section 13.7.

“Nonrecourse Debt” means a nonrecourse liability as defined in Treasury Regulation section 1.704-2(b)(3).

“Nondiscretionary Expense” means any of the following nondiscretionary expenses required to be paid by or on behalf of the Company or any Subsidiary:

(a)       real estate taxes (but not assessments or charges payable in installments, except for the smallest installment legally required or, if greater, the amount required to be paid under the Loan Agreements);

(b)       insurance premiums, but only to the extent paid for a reasonable period in advance, it being agreed that one year, or such longer period as may be required under the Loan Agreements, shall be a reasonable period; or

(c)       utilities charges.

“Non-Closing Member” has the meaning set forth in Section 6.1(c).

“Non-Contributing Member” has the meaning set forth in Section 6.3(a).

“Non-Refundable Portion” means Five Hundred Thousand Dollars ($500,000), being the portion of the PSA Deposit which may be non-refundable to the Buyer under the PSA in accordance with the terms of the PSA.

“Non-Selling Member” has the meaning set forth in Section 9.4(a)(ii).

“OFAC” has the meaning set forth in Section 2.11(g).

“Organizational Documents” means, with respect to any Person, (i) in the case of a corporation, such Person’s certificate of incorporation and by-laws and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock; (ii) in the case of a limited partnership, such Person’s certificate of limited partnership and limited partnership agreement, and any voting trusts or other instruments or agreements affecting the rights applicable to any of its partners; (iii) in the case of a limited liability company, such Person’s certificate of formation, limited liability company agreement and any voting trusts or other instruments or agreements affecting the rights of holders of limited liability company interests; or (iv) in the case of any other legal entity, such Person’s Organizational Documents and any voting trusts and other instruments or agreements affecting the rights of holders of equity interests in such Person.

“Original Buyer” has the meaning set forth in the Recitals.

“Partnership Representative” means the Managing Member.

“Percentage Interest” means, with respect to a Member, (i) on the Effective Date, such Member’s “Initial Percentage Interest” as set forth on Exhibit B; and (ii) thereafter, the ratio, expressed as a percentage, equal to such Member’s total Capital Contributions over the aggregate Capital Contributions made by all Members to the Company, subject to adjustment in accordance with Section 6.3(c) from time to time.

“Person” means any individual, partnership, corporation, limited liability company, trust, government or other legal entity.

“Plymouth Default” means the occurrence of any of the following:

(a)       Plymouth Member takes or otherwise effects, or causes the Company or any Subsidiary to take or otherwise effect, any Major Decision without obtaining the prior written consent of Madison Member;

(b)       any willful misconduct, fraud, misappropriation of misapplication of Company funds, or gross negligence by Plymouth Member;

(c)       any failure by Plymouth Member to make a Capital Contribution under Article 6 that results in the reduction of the Percentage Interest of Plymouth Member below ten percent (10%) pursuant to Section 6.3(c);

(d)       any of Plymouth Member’s representations and warranties made pursuant to Section 2.11 was incorrect in any material respect when made;

(e)       the occurrence of an “event of default” under any Material Contract resulting from any action or inaction of Plymouth Member or any of its Affiliates;

(f)       the occurrence of a Bankruptcy with respect to Plymouth Member or any of the Plymouth Public Entities;

(g)       Plymouth Member or any Affiliate of Plymouth Member fails to comply with or breaches any of the covenants, terms and provisions of any Affiliate Agreement; or

(h)       any material breach of, or failure by Plymouth Member to comply in any material respect with, any provision of this Agreement not otherwise specifically addressed above, and the breach or failure continues uncured for more than thirty (30) days after notice from Madison Member; provided that (A) if the violation is susceptible of cure but not reasonably susceptible of cure within such thirty (30) day period, and (B) Plymouth Member has commenced to cure such non-compliance within the initial thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, then such thirty (30) day period shall be extended for an additional period of time not to exceed sixty (60) days as is reasonably necessary for Plymouth Member in the exercise of due diligence to cure such non-compliance, it being understood that the maximum aggregate cure period under this clause (h) shall not exceed ninety (90) days.

“Plymouth Guarantor” has the meaning set forth in Section 6.6(a).

“Plymouth Member” means Plymouth MIR Member, LLC, a Delaware limited liability company, and any permitted assignee or successor to any of the membership interests currently held by Plymouth Member or such Person, for so long as such Person is a Member.

“Plymouth Option Asset Purchase Price” has the meaning set forth in Section 9.3(e).

“Plymouth Option Closing Date” has the meaning set forth in Section 9.3(g).

“Plymouth Option Deposit” has the meaning set forth in Section 9.3(f).

“Plymouth Option Notice” has the meaning set forth in Section 9.3(b)(i).

“Plymouth Public Entities” means Plymouth Industrial REIT, Inc., a Maryland corporation, and Plymouth Industrial Operating Partnership, L.P., a Delaware limited partnership.

“Plymouth Purchase Option” has the meaning set forth in Section 9.3(a).

“Portfolio Summary” has the meaning set forth in Section 5.4(e).

“Preliminary Approval” has the meaning set forth in Section 12.2(e).

“Promote” means any amounts that have been distributed or are distributable to the Managing Member pursuant to Section 8.1(a)(ii)(x) and Section 8.1(a)(iii)(x) of this Agreement. The Promote shall be decreased to the extent that amounts have been returned by the Managing Member pursuant to the terms of this Agreement.

“Properties” means, collectively, the Initial Properties and any other Eligible Opportunity acquired by the Company or any Subsidiary from time to time after the Effective Date, in each case unless such Property is disposed of by the Company or any Subsidiary in accordance with the terms of this Agreement.

“Property Manager” means, initially, Avison Young, or such other property manager for any Property appointed from time to time in accordance with the terms of this Agreement.

“Property Owner” means each direct and indirect Subsidiary of the Company that directly owns a Property.

“PSA” has the meaning set forth in the Recitals.

“PSA Deposit” has the meaning set forth in Section 6.1(a).

“Purchaser” has the meaning set forth in Section 9.4(a)(iii).

“Qualified Appraiser” means, an independent MAI appraiser having at least ten (10) years’ experience with respect to properties similar to the Properties.

“REIT” means an entity that has elected to be taxed as a real estate investment trust under Code Section 856.

“REIT Requirements” means the requirements applicable to a REIT with respect to its activities, income, operation, and assets as set forth in Code Sections 856 through 859, Treasury Regulations thereunder, and judicial or administrative interpretations of the foregoing.

“Rejection Event” has the meaning set forth in Section 12.7.

“Reporting Member” has the meaning set forth in Section 9.6.

“Requisite Promote” has the meaning set forth in Section 8.1(c).

“Seller” has the meaning set forth in Section 9.4(a)(iv).

“Subsidiary” means any entity in which the Company holds any ownership interest, whether directly or through one or more other Persons.

“Substituted Member” means any Person admitted to the Company as a Member pursuant to the provisions of Section 9.7.

“Tax Proceeding” has the meaning set forth in Section 4.5(a).

“Target Business” means the business of directly or indirectly investing in, owning, managing, operating, acquiring, improving, mortgaging, financing and otherwise dealing with one or more value add/opportunistic industrial properties which fall within the Investment Parameters.

“Three Strikes Criteria” means the investment criteria set forth in Part II of Exhibit C hereto.

“Three Strikes Event” has the meaning set forth in Section 12.7.

“Transfer” means, with respect to a Member, (a) any transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition, directly or indirectly, of any portion of the Interest of such Member or the proceeds thereof (whether voluntarily, involuntarily, by operation of law or otherwise); or (b) the transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition, directly or indirectly of the direct or indirect interests in the Member (whether voluntarily, involuntarily, by operation of law or otherwise).

“Treasury Regulations” means the regulations promulgated under the Code.

“TRS” has the meaning set forth in Section 2.7(a)(vii).

“Unrecovered Capital Contribution” means, with respect to any Member, as of any date, the aggregate amount of such Member’s Capital Contributions which have been made (or deemed made) to the Company from time to time less the sum of the aggregate distributions made to such Member pursuant to Section 8.1.

“Upstream REIT” has the meaning set forth in Section 2.7(a).

“Valuation Election” has the meaning set forth in Section 9.2(d).

“Waiver Decision” has the meaning set forth in Section 12.5(b).

Section 1.2            Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)                the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(b)               the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”;

(c)                any use of the word “or” is not exclusive;

(d)               any reference herein to an “Exhibit” is to one of the Exhibits attached to this Agreement and any reference to an Article or a Section is to one of the Articles or Sections of this Agreement;

(e)                each of the Recitals hereto and Exhibits attached hereto and referred to herein is hereby incorporated herein by reference;

(f)                any reference herein to the giving of “consent” or “approval” and other words of similar import on the part of Madison Member shall mean in the sole and absolute discretion of Madison Member; and

(g)               all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Article 2
THE COMPANY AND ITS BUSINESS

Section 2.1            Formation of the Company. The Company was formed as described in the Recitals hereto.

Section 2.2            Company Name. The business of the Company shall be conducted under the name of “Plymouth MIR JV LLC” in the State of Delaware and under such name or such assumed names as may be determined by the Managing Member to be necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may be required to qualify and approved by Madison Member.

Section 2.3            Members.

(a)                The members of the Company are Plymouth Member and Madison Member and such additional members as may hereafter be admitted in accordance with the terms hereof.

(b)               The Interests issued to the Members pursuant to this Agreement have been duly authorized and are validly issued limited liability company interests in the Company.

(c)                Each Member confirms its understanding and agreement that no Member shall have any fiduciary duty whatsoever to the Company or any other Member (it being agreed among the Members that no Member shall be construed as having any duty to the Company or any other Member other than such obligations as are provided in this Agreement and such other obligations, if any, as are required by applicable law, after taking into account the effect of this Section 2.3(c)). This Section 2.3(c) shall not in any way reduce or otherwise limit the specific obligations of any Member expressly provided in this Agreement.

Section 2.4            Term. The term of the Company shall continue in full force and effect perpetually unless the Company is earlier dissolved as hereinafter provided.

Section 2.5            Filing of Certificate and Amendments. The Certificate was filed with the Secretary of State of the State of Delaware on October 22, 2020. The Members hereby agree to execute and file any amendments to the Certificate as and when required by applicable law and to do all other acts requisite for the constitution of the Company as a limited liability company pursuant to the laws of the State of Delaware or any other applicable law.

Section 2.6

Business; Scope of Members’ Authority.

(a)                The purpose of the Company is to acquire, lease, own, operate, develop, redevelop, improve, renovate, demolish, construct, lease, sell, mortgage, finance, refinance, manage, maintain and dispose of the Properties, directly or through one or more Subsidiaries, as an investment for appreciation and the production of income and profit, and in all respects to act as owner of the Properties upon and subject to the terms and provisions of this Agreement (including Section 2.7 and Section 5.4). The Company shall not engage in any other business without the prior written consent of the Managing Member and Madison Member.

(b)               Except as otherwise specifically provided in this Agreement (including in Section 3.1(a), Section 3.1(c), Section 3.5, Section 3.8, Section 9.2 and Section 9.3), no Member shall have any authority to bind, to act for, to execute any document or instrument on behalf of or to assume any obligation or responsibility on behalf of, the Company or any other Member. To the fullest extent permitted by law, no Member shall, by virtue of executing this Agreement, be responsible or liable for any indebtedness or obligation of the Company or any other Member incurred or arising either before or after the Effective Date of this Agreement.

Section 2.7            REIT Status.

(a)                Each Member acknowledges that the other Member may be owned, directly or indirectly, by an owner that presently qualifies and intends to continue to qualify, or may intend to qualify in the future, as a REIT (each, an “Upstream REIT”), including Madison REIT, and that the ability of any Upstream REIT to qualify as a REIT will depend upon the nature of the Company’s operations and assets. Accordingly, notwithstanding anything to the contrary contained in this Agreement, the Members agree that the Company shall conduct its activities (including the business and activities of any Subsidiary) and otherwise operate the Properties as if it were a REIT, without regard to ownership requirements applicable to a REIT. To this end, in accordance with and subject to the provisions of this Section 2.7, the Members agree to cause the Company and the Subsidiaries to be operated in such a manner that the Company, assuming the Company were a REIT, would satisfy the income and asset tests applicable to REITs and would not be subject to any taxes under Code Section 857, determined without regard to the distributions required to maintain REIT qualification or to avoid income and excise taxes imposed on a REIT. In furtherance of the foregoing, the Managing Member shall conduct the operations of the Company and the Subsidiaries in accordance with the following guidelines:

(i)                 if personal property is leased in connection with any Property or any portion thereof, the average of the fair market values of the Company’s personal property subject to any such lease at the beginning and at the end of a Fiscal Year shall not exceed fifteen percent (15%) of the average of the aggregate fair market values of such Property or any portion thereof and the personal property subject to such lease at the beginning and at the end of such Fiscal Year;

(ii)               no amount received or accrued from the rental of any Property or any portion thereof shall be determined in whole or in part by reference to the “income” or “profits” (within the meaning of Code Section 856(d)(2)(A)) derived by any Person from such Property or any portion thereof, unless (i) substantially all of the tenant’s income from such Property or any portion thereof consists of rents derived from subleasing substantially all of such Property or any portion thereof, and (ii) those rents would be treated as “rents from real property” (within the meaning of Code Section 856(d)(1)) if received directly by a REIT;

(iii)             no Property or any portion thereof shall be leased to any Person who subleases such Property or any portion thereof, if the rent payable with respect to the lease is based on a percentage of the tenant’s receipts or sales and the rent payable with respect to the sublease is determined in whole or in part by reference to the “income” or “profits” (within the meaning of Code Section 856(d)(2)(A)) derived by any Person from such Property or any portion thereof;

(iv)             no Property or any portion thereof shall be leased for a term of less than thirty (30) days;

(v)               no Property shall be leased or subleased to a lessee or sublessee in which the Company, any Subsidiary, any Member or any Upstream REIT owns, directly or indirectly (taking into account the attribution rules referred to in Code Section 856(d)(5)), (i) in the case of any corporate lessee or sublessee, stock possessing ten percent (10%) or more of the total combined voting power of all classes of voting stock or ten percent (10%) or more of the total value of shares of all classes of stock, or (ii) in the case of any noncorporate lessee or sublessee, an interest of ten percent (10%) or more in the net profits or assets;

(vi)             the Company and any Subsidiaries shall hold each Property for purposes of obtaining income through the rental and long term appreciation of such Property;

(vii)           the Company and any Subsidiaries shall hold the Properties for use in a rental trade or business or for investment and shall not engage in any “prohibited transaction” within the meaning of Code Section 857(b)(6)(B)(iii);

(viii)         no services will be provided to the tenants at any Property by the Company or any Subsidiaries other than maintenance of the grounds and common areas, the collection of trash, security and fire protection services, the maintenance and lighting of parking lots and designation of handicapped spaces, the submetering of utility services, the maintenance and repair of leased space, the provision of vending machines and public telephones, and other services, to the extent that any such services are customarily provided in connection with the rental of similar space solely for occupancy or do not otherwise cause the income derived from such tenants to be other than “rents from real property” (within the meaning of Code Section 856(d)(1)) unless such services are performed by an entity that has made a taxable REIT subsidiary (a “TRS”) election with Madison REIT and any other applicable Upstream REIT or an independent contractor within the meaning of Section 856(d)(3) of the Code from whom the Company and Madison REIT does not derive or receive any income (provided that a separate charge is made of the services provided by the independent contractor, the amount of the separate charge is received and retained by the independent contractor, and the independent contractor is adequately compensated for the services);

(ix)             neither the Company, any Subsidiary nor any Member shall take any action (or fail to take any action permitted under this Agreement) that would (i) cause the Company to generate any amount of income not described in Code Section 856(c)(2) that is in excess of two percent (2%) of its gross income, or (ii) cause any significant part of the Company’s assets to be represented by assets that are not “real estate assets” within the meaning of Code Section 856(c)(5)(B) or cash, cash items or Government securities within the meaning of Code Section 856(c)(4)(A);

(x)               the Company shall distribute to the Members during each Fiscal Year in accordance with the provisions of Article 8, and shall cause the Subsidiaries to distribute to the Company to the extent necessary and possible, an amount of cash such that the portion distributed to Madison Member will equal or exceed one hundred percent (100%) of the amount of the excess, if any, of the Company’s items of income and gain over the Company’s items of loss and deduction, in each case to be allocated to Madison Member with respect to such Fiscal Year; provided that any distribution made in the month of January of a calendar year may at Madison Member’s election be treated as if such distribution were made on December 31 of the preceding calendar year for purposes of this requirement; provided, further, that if Madison Member’s share of Distributable Cash is insufficient to meet the aforesaid distribution requirement with respect to Madison Member, then the Company shall have satisfied the foregoing requirement upon distributing to Madison Member its share of Distributable Cash. In no event shall the Company be required to borrow funds, or any Member be required to contribute funds to the Company, in order to permit the Company to satisfy the foregoing requirement; and

(xi)             the Company and its Subsidiaries shall not own (i) securities possessing more than ten percent (10%) of the total voting power or the total value of the outstanding securities of any issuer (as determined for purposes of Code Section 856(c)(4)(B)iv) or (ii) any debt unless (x) the amount of interest income received or accrued by the Company or its Subsidiary under such debt does not, directly or indirectly, depend in whole or in part on the income or profits of any Person, and (y) the debt is secured by mortgages on real property or on interests in real property that have a value at least equal to the amount of such debt and any other debt that is senior to or pari passu with the debt acquired or held by the Company or its Subsidiary; and

(xii)           the Company and its Subsidiaries shall not hold cash available for operations or distribution in any manner other than a traditional bank checking account or money market account.

The reference to the Company’s Subsidiaries in clauses (vi), (vii), (xi), and (xii) above shall not include any Subsidiary that has made a TRS election with Madison REIT and any other applicable Upstream REIT.

(b)               The Members further agree that, to the extent any Member believes that any applicable Upstream REIT will fail to comply with the REIT Requirements due to the conduct of the Company and/or the activities or operations being conducted by the Company and/or any Subsidiary at the Properties, then the Company shall take such actions as such Member may reasonably direct in order to comply with the REIT Requirements. As soon as practicable after the end of each calendar quarter, but in no event later than fifteen (15) days following the end of each calendar quarter, the Managing Member shall provide the Members with such information about the Company, the Properties and the income and assets of the Company as any Member shall reasonably request in connection with such Member’s evaluation of its applicable Upstream REIT’s compliance with the REIT Requirements.

(c)                So that each Member may continue to monitor the compliance with the requirements set out in Section 2.7(a), the Managing Member shall provide the Members with written notice of, and the opportunity to review, (i) any new service or amenity to be provided to any tenant of any Property, (ii) any new source of revenue of the Company or any Subsidiary, (iii) any other significant change of operation of the Company or any Subsidiary, and (iv) any deviation from the leasing standards of the Company or any Subsidiary set out herein and used in its ordinary course of business, in each case prior to the commencement thereof, and such Member shall determine whether such event could adversely impact the REIT qualification of its applicable Upstream REIT. If a Member notifies the Managing Member that any such service or amenity, source of revenue, change in operation or lease deviation could adversely impact the REIT qualification of its applicable Upstream REIT, the Managing Member shall revise or restructure such activity in a manner that prevents such adverse impact to the satisfaction of such Member prior to the commencement thereof at the cost and expense of such Member.

(d)               If any Member receives any information pursuant to Section 5.3 or Section 5.5, and thereafter notifies the Managing Member of a potential violation of the requirements for REIT qualification before thirty (30) days after the end of a calendar quarter, the Managing Member shall use best efforts to cure such violation before thirty (30) days after the end of the calendar quarter at the cost and expense of such Member. The Members further acknowledge that each Upstream REIT shall be entitled to receive information regarding the Capital Account balances of the Members, the Company’s Net Income and Net Loss (and items thereof), and such other information regarding the operations of the Company, each Subsidiary and each Property (or portion thereof) as is necessary to permit such Upstream REIT to properly report and allocate its allocable share of the Company’s Net Income and Net Loss (and items thereof) in compliance with its organizational documents and the compliance requirements for its REIT status.

Section 2.8            Principal Office; Registered Agent. The principal office of the Company shall be c/o Plymouth Industrial REIT, Inc., 20 Custom Street, 11th Floor, Boston, MA 02110. The Company may change its place of business to such location or locations as may at any time or from time to time be determined by the Managing Member and approved by Madison Member. The mailing address of the Company shall be c/o Plymouth Industrial REIT, Inc., 20 Custom Street, 11th Floor, Boston, MA 02110, or such other address as may be selected from time to time by the Managing Member and approved by Madison Member. The Company shall maintain a registered office at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name and address of the Company’s registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

Section 2.9

Names and Addresses of the Members. The names and addresses of the Members are as follows:

Madison Member:	MIRELF VI Memphis, LLC
c/o Madison International Realty, LLC
410 Park Avenue, 10th Floor
New York, NY  10022
Attention:  Kyle Torpey, Carey Flaherty and Kim Adamek
E-mail: ktorpey@madisonint.com, cflaherty@madisonint.com and kadamek@maidsonint.com

with a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Attention: Fiona J. Kelly E-mail: fiona.kelly@friedfrank.com

Plymouth Member:

Plymouth MIR Member, LLC

c/o Plymouth Industrial REIT, Inc.
20 Custom Street, 11th Floor
Boston, MA 02110
Attention: Pendleton P. White, Jr. and Anne A. Hayward
E-mail: pen.white@plymouthrei.com and anne.hayward@plymouthrei.com

with a copy to:	Winston & Strawn LLP 2121 N. Pearl Street, Suite 900 Dallas, Texas 75201 Attention: Kenneth L. Betts E-mail: kbetts@winston.com

Section 2.10        Authorized Persons. Each of the Managing Member and Madison Member is hereby designated as an “authorized person” within the meaning of the Act, and one of such Persons (or a Person authorized by a Member) has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Any actions taken by any of the foregoing persons in connection with the execution, delivery or filing of the Certificate is hereby ratified, confirmed and approved by the Members as having been authorized by the Company.

Section 2.11        Representations by the Members. Each Member represents, warrants, agrees and acknowledges that:

(a)                it is a limited liability company or corporation duly organized or formed and validly existing and in good standing under the laws of the state of its organization or formation; it has all requisite limited liability company or corporate power and authority to enter into this Agreement, to acquire and hold its Interest and to perform its obligations hereunder; and the execution, delivery and performance of this Agreement has been duly authorized by all necessary limited liability company or corporate action on its behalf and on behalf of any Person Controlling it;

(b)               its execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets are subject, conflict with or violate any of the provisions of its Organizational Documents, or violate any statute or any order, rule or regulation of any court or governmental or regulatory agency, body or official, that would materially and adversely affect the performance of its duties hereunder;

(c)                such Member has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by such Member of its obligations hereunder;

(d)               there is no action, suit or proceeding pending against such Member or, to its knowledge, threatened in any court or by or before any other governmental agency or instrumentality which would prohibit its entering into or performing its obligations under this Agreement;

(e)                this Agreement is a binding agreement on the part of such Member enforceable against such Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity);

(f)                it is acquiring its Interest for its own account for investment purposes only and not with a view to the distribution or resale thereof, in whole or in part, and agrees that it will not Transfer all or any part of its Interest, or solicit offers to buy from or otherwise approach or negotiate in respect thereof with any Person or Persons whomsoever, all or any portion of its Interest in any manner that would violate or cause the Company or any Member to violate applicable federal or state securities laws or any other applicable laws or regulations of any governmental authority having jurisdiction; and

(g)               (i) it and each Person owning any direct or indirect interest in it (or, solely in the case of Madison Member, with respect to any direct or indirect holders of any interest in the Madison Fund, at least a ten percent (10%) direct or indirect interest therein, and, solely in the case of Plymouth Member, with respect to any direct or indirect holders of any interest in the Plymouth Public Entities, at least a ten percent (10%) direct or indirect interest therein) is (A) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, and (B) not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States; (ii) none of the funds or other assets of it constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, with the result that the investment in it is prohibited by law or that this Agreement is in violation of law; (iii) no Embargoed Person has any interest of any nature whatsoever in it (whether directly or indirectly), with the result that the investment in it is prohibited by law or that this Agreement is in violation of law; (iv) none of its funds have been derived from any unlawful activity with the result that the investment in it is prohibited by law or that this Agreement is in violation of law; and (v) it has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

Article 3
MANAGEMENT OF COMPANY BUSINESS; POWERS AND DUTIES OF THE managing MEMBER

Section 3.1            Role of the Managing Member and Limitations on Its Authority.

(a)                Subject to the provisions of Section 3.2 below and the other provisions of this Agreement, the Managing Member shall have the right, power and authority and the duty to manage the day-to-day operations of the Company and to implement the Approved Budget in accordance with the terms hereof and thereof and applicable laws and regulations. The Managing Member shall at all times act in the best interests of the Company and the Subsidiaries and devote such time to the Company and its business as is necessary to conduct the operations of the Company in an efficient manner and to carry out the Managing Member’s responsibilities as set forth herein. In furtherance of the foregoing, but subject to the limitations in paragraph (b) below and the other limitations set forth in this Agreement, the Managing Member shall have the right, authority and duty to do, accomplish and complete for and on behalf of the Company and each of the Subsidiaries with diligence and in a prompt and businesslike manner, exercising such care and skill as a prudent owner with sophistication and experience in owning, operating and managing properties like the Properties would exercise in dealing with its own properties, each of the following:

(i)                 apply for and use reasonably diligent efforts to obtain any and all consents, approvals and permits required for the occupancy and operation of the Properties in accordance with the Approved Budget;

(ii)               to the extent funds are available to the Company or any Subsidiary, pay or cause to be paid, as applicable, before delinquency and prior to the addition of interest or penalties, all taxes, assessments and other impositions applicable to the Properties, and, subject to Section 3.2, undertake any action or proceeding seeking to reduce such taxes, assessments or other impositions;

(iii)             verify that appropriate insurance is maintained by each contractor performing work at the Properties;

(iv)             procure and arrange insurance for the Company, the Subsidiaries and the Properties in accordance with the insurance program included in the Approved Budget;

(v)               demand, receive, acknowledge and institute legal action for recovery of any and all revenues, receipts and considerations due and payable to the Company, in accordance with prudent business practices;

(vi)             coordinate the marketing, sale and leasing of the Properties in accordance with the Approved Budget and any leasing guidelines established by the Members;

(vii)           execute and deliver (or cause each Property Manager to execute and deliver) leases and other contracts or instruments on the Company’s behalf as necessary or desirable to carry out the business of the Company (on its own behalf or on behalf of any Subsidiary), subject to Section 3.2;

(viii)         prepare proposed budgets, business plans, and keep and deliver all books of account and other records of the Company or the Subsidiaries, in each case in the manner provided in Article 5 below;

(ix)             maintain all funds of the Company and each Subsidiary in a bank account in the name of the Company or the Subsidiaries (as applicable) and in the manner provided in Article 5 below, which funds shall not be commingled with the funds of any other Person;

(x)               take such actions as are necessary on behalf of the Company and its Subsidiaries to disburse the proceeds of any Capital Call for the purposes for which the funds were contributed;

(xi)             coordinate the defense of any claims, demands, suits or legal proceedings made or instituted against the Company or the Subsidiaries by other parties, through legal counsel for the Company or its Subsidiaries approved by Madison Member in writing in advance, give Madison Member prompt notice of the receipt of any notice of default under any Material Contract, give Madison Member prompt notice of any material claim or demand or the commencement of any suit or legal proceeding against the Company, the Subsidiaries or any Company Asset and upon request promptly provide Madison Member with any and all information in its possession or otherwise available to it and relevant to any of the foregoing;

(xii)           take such action as is necessary on behalf of the Company or the Subsidiaries to cause each of them to comply with the terms and provisions of any and all contracts and other agreements and instruments entered into or assumed by the Company or the Subsidiaries in accordance with the provisions of this Agreement, including the terms and provisions of the Material Contracts, except that any actions requiring payment by the Company or a Subsidiary shall be to the extent funds are available to the Company or any Subsidiary;

(xiii)         subject to the other provisions of this Agreement, direct the operations of the Company and any Subsidiary so that it is operating, maintaining and otherwise managing each Property in an efficient manner in accordance with the then-applicable Approved Budget, and at all times maintain staffing and an organization sufficient to enable it to carry out all of its duties, obligations and functions as the Managing Member under this Agreement;

(xiv)         take such action on behalf of the Company to cause it and any Subsidiary to be in compliance with all applicable laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, commissions, boards and officers, the requirements of any insurance policy (or any insurer thereunder) covering any Property or the Company or such Subsidiary, any national or local Board of Fire Underwriters, or any other body exercising functions similar to those of any of the foregoing, which may be applicable to any Property or the operation and management thereof, and when, but only to the extent approved by Madison Member, contesting the validity or application of any such law, ordinance, order, rule, regulation or requirement, except that any actions requiring payment by the Company or a Subsidiary shall be to the extent funds are available to the Company or any Subsidiary; and

(xv)           meet or participate in conference calls with Madison Member or its agents or designees monthly and at such other times as Madison Member may reasonably request to discuss the business and affairs of the Company, the Subsidiaries or the Company Assets.

(b)               Except as specifically authorized above or elsewhere in this Agreement (or otherwise specifically authorized by Madison Member in advance in writing), and in each case subject to the limitations of Section 3.2 and Section 3.8 below, the Managing Member shall not have any right, power or authority under this Agreement or otherwise to (and shall not) take any action on behalf or in the name of the Company or any of its Subsidiaries, or otherwise enter into any commitment or obligation binding upon the Company or any of its Subsidiaries. To the fullest extent permitted by law, the Managing Member shall indemnify and hold harmless the Company, the Subsidiaries and the other Members and their respective Affiliates from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including reasonable attorneys’ fees) arising, directly or indirectly, in whole or in part, out of any breach of this Section 3.1(b) or any Plymouth Default. The Managing Member shall not be entitled to any compensation from the Company for the performance of its duties as the Managing Member.

(c)                The Managing Member and any officers, directors, employees, or agents of the Managing Member shall comply with all applicable laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, commissions, boards and officers, the requirements of any insurance policy (or any insurer thereunder) covering any Property or the Company or any Subsidiary, any national or local Board of Fire Underwriters, or any other body exercising functions similar to those of any of the foregoing, which may be applicable to the operation and management of the Company, any Subsidiary, and any Property.

Section 3.2

Major Decisions. Notwithstanding the provisions of Section 3.1(a) or any other provision of this Agreement, the Managing Member shall not take or cause or permit the Company or any Subsidiary to take any of the following actions, or expend any amount of money, make any decision or incur any obligation on behalf of the Company or any Subsidiary with respect to any matter within the scope of any of the matters enumerated on Exhibit E attached hereto (each a “Major Decision”), unless the action, expenditure or other decision has been approved by Madison Member in writing and in advance (it being understood that Madison Member may grant or withhold any such approval in its sole discretion).

Section 3.3            Management of Subsidiaries. Whether expressly stated above or not, each of the provisions of this Agreement relating to the management and control of the business and affairs of the Company, and the respective rights and duties of, and restrictions on, the Managing Member with respect thereto, shall also be construed to be fully applicable to the management and control of each of the Subsidiaries.

Section 3.4            Managing Member to Conduct Company Business. Except as set forth in Section 3.1(c), Section 3.5 and Section 9.2(j) and as otherwise expressly provided in this Agreement, no Member, other than the Managing Member, shall transact business for the Company, or have any management rights with respect to the operations of the Company or any Subsidiary, or have any right or power to sign for or otherwise bind the Company.

Section 3.5            Affiliate Agreements. Notwithstanding anything contained in this Agreement, Madison Member shall have the sole power and authority to act for the Company or the Subsidiaries as it deems appropriate in its sole judgment in all dealings involving any Affiliate Agreement or other matter which involves or which could reasonably be expected to involve a conflict of interest between Plymouth Member (or any direct or indirect owner or Affiliate thereof) and the Company or any Subsidiary thereof including the exclusive power and authority to enforce the rights of the Company or the Subsidiaries under such agreement or matter, give or withhold any consent, approval or direction required of, or permitted by, the Company or any Subsidiary, to make calculations as to the fees payable thereto, to exercise any termination rights available to the Company or any Subsidiary and to make any modification or amendment or termination of any such agreement or matter.

Section 3.6            Acts of the Company and the Members.

(a)                Whenever in this Agreement or elsewhere it is provided that a demand shall be made by, or acts shall be performed by or at the direction of or any approval shall be obtained from, the Managing Member, all such demands, acts or approvals are to be made, performed or given by any of the Persons listed on Exhibit F attached hereto under the heading “Representatives of the Managing Member” who shall be fully vested with the authority to act for the Managing Member until such time as the Managing Member shall deliver written notice to Madison Member designating one or more replacement or additional representatives, and Madison Member shall be entitled to rely upon any action by any such person as the authorized act of the Managing Member.

(b)               Whenever in this Agreement or elsewhere it is provided that consent is required of, a demand shall be made by, or acts shall be performed at the direction of or any approval shall be obtained from, Madison Member, any such consent, demand and act is to be made, given or performed upon the consent of any of the Persons listed on Exhibit F attached hereto under the heading “Representatives of Madison Member” who shall be fully vested with the authority of Madison Member, until such time as Madison Member shall deliver to the Managing Member a notice designating one or more replacement or additional representatives.

Section 3.7            Removal of Managing Member as the Managing Member.

(a)                Following the occurrence of any Plymouth Default,

(i)                 Madison Member may elect, upon written notice to the Managing Member, to terminate the designation of the Managing Member as the Managing Member and at the option of Madison Member either act as the Managing Member or designate another Person (which may be an Affiliate of Madison Member, and which need not be a Member of the Company but may then be admitted as a Member at the election of Madison Member) to serve as the Managing Member and receive all or a portion of the Promote in accordance with Section 8.1(b); and

(ii)               Madison Member may, in its sole discretion, elect to terminate, without penalty or premium, any Affiliate Agreement or other arrangement between or among the Company (or any Subsidiary), on the one hand, and the Managing Member or any Affiliate of the Managing Member, on the other hand, (and any fee accruing under such arrangement following the termination) and to appoint a replacement therefor as it deems appropriate; and

(iii)             notwithstanding anything to the contrary set forth in Article 9, Madison Member will have the right to Transfer all or any portion of its Interest in its sole discretion and without the consent of any other Member.

(b)               The Managing Member shall notify Madison Member in writing within three (3) Business Days after (i) the occurrence of any Plymouth Default or an event known to the Managing Member that, with the giving of notice or mere passage of time, will become a Plymouth Default, or (ii) becoming aware that a Plymouth Default is likely to occur.

(c)                Plymouth Member acknowledges that if Madison Member elects to remove Plymouth Member from its role as the Managing Member as described in this Section 3.7 then, following such removal, Plymouth Member will not (i) have any role in the management of the Company, (ii) be entitled to the Asset Management Fee in accordance with Section 5.8, (iii) be entitled to the Promote (and such amounts will instead be paid in accordance with Section 8.1(b)), (iv) be entitled to exercise the Plymouth Purchase Option with respect to any Property, and (v) have the right to consent or approve of any decisions taken by Madison Member or the Managing Member following such removal.

(d)               None of the remedies set forth in Section 3.7(a) shall be deemed to limit Plymouth Member’s liability to any Member expressly provided herein for any damages arising from a Plymouth Default and this Section 3.7 shall not constitute a waiver of, or exculpation from, claims by, or indemnification from, the Company with respect to any matter arising prior to the removal of Plymouth Member as the Managing Member.

Section 3.8

Interim PSA Decisions and Member Exit Rights.

(a)                The Managing Member shall cause the Company to form one Property Owner for each Initial Property as set forth on Exhibit D and cause the Company to assign the PSA to the Property Owners prior to the Closing Date.

(b)               From the Effective Date until the Closing Date, all decisions and actions taken by or required of the Company or the Property Owners, as applicable, after giving effect to the assignment set out in Section 3.8(a) (as the context requires, the “Buyer”) under or in connection with the PSA shall require the unanimous approval of Plymouth Member and Madison Member hereunder. Plymouth Member shall cause notice of any such proposed decision or action to be provided by the Buyer to the Members at least three (3) Business Days prior to the date on which the decision or action is to be made under the PSA and such decision shall then be discussed between the Members and approved or disapproved by each Member in its sole discretion not less than one (1) Business Day before such decision or action is required to be made under the PSA. If a Member does not respond to a request for approval or disapproval within the foregoing timeframe, it will be deemed to have approved the decision or action.

(c)                In the event the Members disagree on any proposed decision or action to be taken by the Buyer under the PSA (in which case the Buyer shall not take any action unless such inaction would result in the termination of the PSA, whether by failing to waive a condition or otherwise) and one Member wishes to continue with the PSA transaction (the “Continuing Member”), such Member may elect to proceed under the PSA and (i) provided such election is made prior to the expiration of the Contingency Period (as defined in the PSA), refund the exiting Member (the “Exiting Member”) its proportionate share of the PSA Deposit (less its proportionate share of the Non-Refundable Portion) within two (2) Business Days of such election, or (ii) if such election is made after the expiration of the Contingency Period (as defined in the PSA), the Exiting Member shall forfeit its proportionate share of the PSA Deposit, and in either case, refund the Exiting Member the amount of Due Diligence Costs it has funded in connection with the proposed PSA transaction. In furtherance of the foregoing, the Exiting Member shall (A) assign its interest and any rights pertaining to such interest, in the Company to the Continuing Member or the Continuing Member’s designee in the manner reasonably proposed by the Continuing Member in consideration for Ten Dollars ($10.00) from the Continuing Member or its designee, and (B) upon demand from the Continuing Member, join in documentation under which the Company assigns the PSA to any other entity directed by the Continuing Member and cooperate with the Continuing Member to structure the acquisition of the Initial Properties in a manner that complies with the PSA, it being understood that the Exiting Member shall have no economic interest in the acquisition of the Initial Properties thereafter but, at the request of the Continuing Member, if applicable, shall remain involved solely to effectuate the acquisition of the Initial Properties by the Continuing Member or its designee.

(d)               In the event the Members agree to terminate the PSA for any reason prior to the Closing Date, the Plymouth Member will cause the Buyer to seek the return of the PSA Deposit (less the Non-Refundable Portion) (subject to any rights the Sellers may have under the PSA to retain all of the PSA Deposit) and return each Member’s proportionate share of the PSA Deposit (less its share of the Non-Refundable Portion) within two (2) Business Days of receipt of same

Section 3.9

Environmental, Social and Corporate Governance. The Members acknowledge that one or more of Madison Member or its direct or indirect owners and/or their respective investment or asset managers (each, a “Madison ESG Party”) is a signatory to the United Nations Principles for Responsible Investment Initiative. Accordingly, the Members confirm that, in the operation of the Property and other Company Assets, the Company shall have regard to environmental, social and corporate governance (“ESG”) issues and it will use commercially reasonable efforts to endeavor to maintain and/or introduce appropriate ESG strategies to the operation of the Company and its Subsidiaries. Based on the foregoing, the Company will, promptly upon Madison Member’s request (or the request of a Madison ESG Party), provide to Madison Member (or such Madison ESG Party) any information in the possession of the Company reasonably requested regarding the ESG efforts and activities in the Company and its Subsidiaries.

Article 4
RIGHTS AND DUTIES OF MEMBERS

Section 4.1            Other Activities of the Members. Subject in all cases to the provisions of Article 12:

(a)                Each Member may engage or invest in any other activity or venture or possess any interest therein independently or with others.

(b)               None of the Members, the Company, any Subsidiary or any other Person employed by, related to or in any way affiliated with any Member or the Company shall have any duty or obligation to disclose or offer to the Company, the Subsidiary or the Members, or obtain for the benefit of the Company, the Subsidiary or the Members, any other activity or venture or interest therein.

(c)                None of the Company, the Subsidiary, the Members, the creditors of the Company or any other Person having any interest in the Company or the Subsidiaries shall have (i) any claim, right or cause of action against any Member or any other Person employed by, related to or in any way affiliated with, any Member by reason of any direct or indirect investment or other participation, whether active or passive, in any such activity or venture or interest therein, or (ii) any right to any such activity or venture or interest therein or the income or profits derived therefrom.

Section 4.2            Indemnification.

(a)                No Member (or any direct or indirect officer, director, shareholder, partner, member, manager, employee, consultant or agent of such Member; and reference in this Section to Member shall be deemed to include each of the foregoing) shall be liable, responsible or accountable in damages or otherwise to the Company or to any other Member for (i) any act performed within the scope of the authority conferred on such Member by this Agreement except for the gross negligence or willful misconduct of such Member in carrying out its obligations hereunder, or (ii) such Member’s failure or refusal to perform any act, except those required by the terms of this Agreement.

(b)               To the fullest extent permitted by law, in any threatened, pending or completed action, suit or proceeding, each Member shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement actually incurred by such Member in connection with such action, suit or proceeding) by virtue of its status as Member or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from a breach of this Agreement by such Member, a breach of an Affiliate Agreement by such Member’s Affiliate, or the gross negligence or willful misconduct of such Member. The indemnification provided by this Section 4.2(b) shall be recoverable only out of the assets of the Company, and no Member shall have any personal liability (or obligation to contribute capital to the Company) on account thereof.

(c)                To the fullest extent permitted by law, each Member shall defend and indemnify the Company, the Subsidiaries and the other Members against, and shall hold it and them harmless from, any damage, loss, liability, or expense, including reasonable attorneys’ fees, as and when incurred by the Company, the Subsidiaries or the other Members in connection with or resulting from such indemnifying Member’s breach of this Agreement, a breach of an Affiliate Agreement by such indemnifying Member’s Affiliate or the gross negligence or willful misconduct of such indemnifying Member.

Section 4.3            Compensation of Members and Their Affiliates. No Member, nor any of its Affiliates, shall be entitled to compensation from the Company or any Subsidiary in connection with any matter that may be undertaken in connection with the fulfilment of its duties and responsibilities hereunder, except as approved by Madison Member.

Section 4.4            Use of Company Assets. No Member shall make use of the funds or property of the Company, or assign its rights to specific Company Assets, other than for the business or benefit of the Company.

Section 4.5            Designation of Partnership Representative.

(a)                The Partnership Representative shall act as the “partnership representative” of the Company (and appoint a designated individual through whom the Partnership Representative will act) within the meaning of Section 6223 of the Code (and as the “partnership representative” or “tax matters partner” for applicable state and local tax purposes) to represent the Company in connection with any tax audit, examination or judicial or administrative proceeding with respect to the Company (each, a “Tax Proceeding”), and take actions with respect to the Company as provided for in Sections 6221 through 6241 of the Code. In such capacity, the Partnership Representative shall oversee the Company’s tax affairs in the overall best interests of the Company and its Members; provided, that the Partnership Representative shall (A) promptly provide Madison Member with notice of any Tax Proceeding, (B) keep Madison Member reasonably informed regarding any such Tax Proceeding and shall provide copies of any material pleadings, briefs, petition, submissions and correspondence to Madison Member in connection with such Tax Proceeding; and (C) have no right to enter into any settlement agreement or otherwise settle or compromise any Tax Proceeding in its capacity as the Partnership Representative without the prior written consent of Madison Member; provided further, that any election proposed to be made pursuant to Sections 6221 through 6241 of the Code or other action proposed to be taken by the Partnership Representative in connection with any Tax Proceeding that could affect any Member’s liability for taxes, tax status, or the taxes of the Company shall require the prior written consent of Madison Member.

(b)               Each Member hereby confirms and approves of the designation of the Managing Member as the Partnership Representative and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval. To the extent and in the manner provided by applicable Code sections and Treasury Regulations thereunder, the Partnership Representative (i) shall furnish the name, address, profits interest and taxpayer identification number of each Member to the IRS, and (ii) shall inform each Member of Tax Proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes.

(c)                The Company will indemnify the Partnership Representative, and hold it harmless, against any claim, loss, expense, liability, action or damage resulting from its acting or failure to take any action as the “partnership representative,” except to the extent such claim, loss, expense, liability, action or damage is attributable to the breach of this Agreement, negligence or willful misconduct of the Partnership Representative.

Section 4.6            Tax Treatment. Except as otherwise required by law, the Company shall be treated, and shall file its tax returns as, a partnership for U.S. federal income tax purposes and, to the extent applicable, state, local and other governmental income tax and other tax purposes. Except as otherwise required by law, each wholly-owned Subsidiary shall be disregarded as separate from the Company for U.S. federal income tax purposes, and, to the extent applicable, state, local, and other governmental income tax and other tax purposes, except for any Subsidiary for which Madison REIT and any other applicable Upstream REIT has made a TRS election.

Article 5
BOOKS AND RECORDS; ANNUAL REPORTS

Section 5.1            Books of Account. At all times during the continuance of the Company, the Managing Member shall keep or cause to be kept true and complete books of account of the Company and each of the Subsidiaries in which shall be entered fully and accurately each transaction of the Company and the Subsidiaries, as applicable. Such books shall be kept on the basis of the Fiscal Year in accordance with U.S. GAAP accounting and shall reflect all Company or Subsidiary transactions, as applicable.

Section 5.2            Availability of Books of Account. All of the books of account referred to in Section 5.1, together with an executed copy of this Agreement, the Certificate and the Organizational Documents of each Subsidiary, and any amendments thereto, shall at all times be maintained at the principal office of the Company or such other location as the Managing Member may propose and Madison Member shall approve, and shall be open to the inspection and examination of any of the Members or their representatives during business hours.

Section 5.3

Quarterly and Annual Reports and Statements.

(a)                For each Fiscal Year, the Managing Member shall send to each Person who was a Member at any time during such Fiscal Year, (i) on the earlier of 10 days after completion of the tax return or ninety (90) days after the end of each Fiscal Year, a completed IRS Schedule K-1 in respect of its Interest; and (ii) within ninety (90) days after the end of such Fiscal Year, a consolidated annual report of the Company and the Subsidiaries including a consolidated balance sheet as of the end of such Fiscal Year and statements of profit and loss, changes in financial position, and distributions to the Members for that Fiscal Year, all as prepared in accordance with U.S. GAAP audited by the Accountant, and a reconciliation statement to income tax basis of accounting showing allocations to the Members of taxable income, gains, losses, deductions and credits, as prepared internally.

(b)               For each quarter, the Managing Member shall send to each Person who was a Member at any time during such quarter, within forty-five (45) days after the end of each quarter, quarterly management reports, including a leasing update and cash flow report, each in a form reasonably acceptable to the Members.

(c)                For each quarter, the Managing Member shall send to each Person who was a Member at any time during such quarter:

(i)                 within forty-five (45) days after the end of such quarter, year-to-date taxable income (or loss) estimates allocated to both ordinary and capital gain (or loss) and projected annual taxable income (or loss) estimates through the end of such calendar year;

(ii)               within forty-five (45) days after the end of such quarter, quarterly financial statements of the Company and the Subsidiaries, including a balance sheet as of the end of the quarter, and detailed statements of profit and loss, changes in financial position, and distributions to the Members for that quarter, all prepared in accordance with U.S. GAAP; and

(iii)             in furtherance of the information to be provided to each Member pursuant to Section 2.7(b), as soon as practicable after the end of each calendar quarter, and promptly, upon request, all data and information reasonably determined by each Member to be necessary or helpful in determining the tax treatment of such Member or any Affiliate thereof or monitor the compliance with the REIT Requirements of such Member or any Affiliate thereof.

(d)               In addition, the Managing Member shall send to a Member such other information concerning the Company as may be reasonably requested by such Member including general ledger, bank statements, such information as is necessary for the preparation of such Member’s federal, state and local income or other tax returns and information for the purpose of its (or its Affiliate’s) compliance with the REIT Requirements (including REIT-related tests or reporting). The Managing Member shall prepare and deliver to each lender or other third party under any Material Contract then in force with respect to the Company or any Subsidiary (with a copy to Madison Member) all reports and statements required by such Person pursuant to the terms of such Material Contract.

Section 5.4            Budget Approval.

(a)                On or prior to the Closing Date, the Members shall approve of a budget and business plan for each Property (each, a “Budget”) for the remainder of the Fiscal Year ending December 31, 2020 and the Fiscal Year ending December 31, 2021 (including an ordinary operating budget, a capital expenditure budget and a strategic business plan). With respect to each subsequent Fiscal Year, the Managing Member shall prepare for each Property a separate proposed Budget and shall submit the same to Madison Member not later than November 15 of the prior Fiscal Year.

(b)               If Madison Member fails to approve a proposed Budget (or portion thereof) for a Property for any Fiscal Year prior to the first day of such Fiscal Year, the Managing Member shall continue to operate the Company with respect to such Property in accordance with the corresponding portion of the Approved Budget of such Property for the immediately preceding Fiscal Year, except that any applicable portion of such Approved Budget shall be adjusted to (i) reflect the actual amount of expenses not within the control of the Company or the Property Owner with respect to such Property (including real property taxes and assessments, insurance and utilities) until a proposed Budget (or such portion) for such current Fiscal Year is approved in accordance with this Section 5.4(a), and (ii) remove any capital expenditures that were part of such Approved Budget. If Madison Member provides notice of any objection to a proposed Budget (each such notice, a “Budget Objection Notice”), the Managing Member shall modify the proposed Budget, taking into account the objections of Madison Member, and shall resubmit a revised Budget to Madison Member for reconsideration and Madison Member may deliver further Budget Objection Notices (if any), which it shall endeavor to deliver within fifteen (15) days thereafter (in which event, the re submission and review process described above in this sentence shall continue until an Budget for the Fiscal Year in question is accepted and consented to by Madison Member).

(c)                In the event of any material change in circumstances affecting a Property (whether positive or negative) during any Fiscal Year, the Managing Member shall prepare for Madison Member’s consideration a revised annual budget for such Property, taking into account such changed circumstances. In addition, if Madison Member believes such a material change in circumstances has occurred, Madison Member shall have the right to direct the Managing Member to prepare such a revised budget and, upon receipt of any such direction, the Managing Member shall cooperate in good faith with Madison Member to develop a replacement annual budget acceptable to Madison Member and the Managing Member for the remainder of that Fiscal Year.

(d)               The Managing Member agrees to use reasonable diligence and to employ commercially reasonable efforts (i) to prepare each Budget using reasonable assumptions in order to manage, maintain and operate the applicable businesses and assets in accordance with this Agreement, and (ii) to ensure that the actual costs of maintaining and operating each Property shall not, except as otherwise permitted by this Agreement, exceed the Approved Budget, either in total or for any line item of expenditure with respect to such Property. During each applicable Fiscal Year, the Managing Member shall promptly inform the Members of any major increases in costs and expenses that were not foreseen during the budget preparation period and thus were not reflected in any Budget.

(e)                In connection with providing a Budget for each Property to the Members in accordance with Section 5.4(a), the Managing Member shall also prepare and deliver a single summary budget and business plan covering the Company, the Subsidiaries and all the Properties (the “Portfolio Summary”). The Portfolio Summary shall be for information purposes only and the Managing Member shall act in accordance with each Budget notwithstanding anything contained in the Portfolio Summary. The Managing Member shall promptly update the Portfolio Summary in connection with any material changes to each Budget.

Section 5.5            REIT Requirement Reporting.

(a)                The Managing Member will, or will cause the Accountant to, at the Company’s expense (i) conduct quarterly REIT income and asset compliance tests of the Company (determined as if the Company was a REIT) and provide such reports to the Members no later than the forty-fifth (45th) day following the end of each calendar quarter, together with any back-up or supporting documentation or analysis, which quarterly REIT-compliance tests will be conducted in a manner consistent with commercially reasonable practices for ensuring the Company’s compliance with REIT Requirements; and, if requested by a Member, (ii) no later than the forty-fifth (45th) day following the end of each calendar quarter, provide to the Members quarterly trial balances and gross income statements, a detailed analysis of any holdings of cash and securities, identification of all services being rendered directly or indirectly by the Company (including services rendered through the Managing Member, any Subsidiary and any of their Affiliates or through other service providers) to tenants of the Properties and any additional or supplemental information or documentation as may be reasonably requested by any Member with respect to the Company to the extent such information or documents affects or could affect the REIT qualification of an Upstream REIT (or its Affiliate).  In addition to the foregoing, the Managing Member will provide to the Members, no later than the twentieth (20th) day after the end of each calendar quarter, preliminary operating statements and trial balances for the Properties.

(b)               In addition to the REIT compliance and reporting requirements of Section 5.5(a) and the information to be provided to the Members pursuant to Section 2.7(b) and Section 5.3(c)(iii), the Company will, as soon as practicable (and in no event more than twenty (20) days) after the end of each calendar quarter, or at any time upon the request of a Member, make available to the Members all data and information in the possession of the Company or its Subsidiaries which is reasonably determined by each Member to be necessary or helpful to (i) determine the tax treatment of such Member or any Affiliate thereof, or (ii) monitor the compliance by such Member or its Affiliate with the REIT Requirements.

Section 5.6            Accounting Expenses. All out of pocket expenses payable to Persons who are not Affiliates of the Managing Member in connection with the keeping of the books and records of the Company or the Subsidiaries and the preparation of audited or unaudited financial statements and federal and local tax and information returns required to implement the provisions of this Agreement or required by any governmental authority with jurisdiction over the Company or the Subsidiaries shall be borne by the Company as an ordinary expense of its business.

Section 5.7            Company Bank Account. The Managing Member shall arrange to maintain the cash deposits of the Company or the Subsidiaries in one or more segregated accounts held for the business of the Company or the Subsidiaries, which accounts shall, to the extent reasonably practicable, be interest bearing and shall only be with KeyBank National Association or such other banks or other depositary institutions approved by Madison Member in advance. The Managing Member shall ensure that at all times at least one individual designated by Madison Member (which initially shall be Ronald M. Dickerman) is included among the persons having signing authority (e.g., rights of direction and withdrawal) in respect of each bank account in which any funds of the Company or the Subsidiaries are to be deposited. Madison Member agrees that the signatory which it designates shall not withdraw funds from any such bank accounts unless a Plymouth Default has occurred.

Section 5.8            Asset Management Fee. For so long as Plymouth Member is the Managing Member, the Company shall pay to the Managing Member or its designee an annual asset management fee equal to one percent (1%) of the amount of all Unrecovered Capital Contributions of the Members (the “Asset Management Fee”), commencing on the Closing Date and ending upon the earlier of the termination of this Agreement or the sale, disposition or write-off of the last of the Properties owned by the Company or any Subsidiary. The Asset Management Fee will be paid in advance on a quarterly basis on the amount of all Unrecovered Capital Contributions of the Members as of the last day of the immediately preceding quarter.

Article 6
CAPITAL CONTRIBUTIONS, LOANS AND LIABILITIES

Section 6.1            Initial Capital Contributions and Closing Contributions of the Members.

(a)                The Members acknowledge that the PSA required an initial deposit in the amount of One Million Dollars ($1,000,000) to be paid by the Original Buyer thereunder (the “PSA Deposit”) and each Member shall be deemed to have made a Capital Contribution in the amount specified in Exhibit B as such Member’s “Initial Capital Contribution” in connection with such Member’s (or its Affiliate’s on its behalf) funding of the PSA Deposit (collectively, the “Initial Capital Contributions”).

(b)               On the Closing Date, the Members shall make Capital Contributions to the Company in accordance with their Percentage Interests in an amount reasonably necessary to close the acquisition of the Initial Properties (each such Capital Contribution, a “Closing Contribution”), including to pay the closing costs, PSA and other Due Diligence Costs, legal costs (other than legal costs incurred by the Members and their Affiliates in connection with the preparation, negotiation and entering into of this Agreement), and other acquisition-related costs of the Company and each Member, in each case as set forth on a closing statement provided by the Managing Member and approved by Madison Member (the “Acquisition Costs”). All Acquisition Costs incurred by a Member shall be trued up on the Closing Date such that, after taking into account the Acquisition Costs, Initial Capital Contributions and any other Closing Contributions of such Member, each Member shall have funded its pro rata share (based on its

Percentage Interest) of the sum of the aggregate amount of the Acquisition Costs and any other Capital Contributions of Members; provided that it is hereby acknowledged by the Members that: (i) Plymouth Member has, prior to the Effective Date, and shall continue, on and after the Effective Date, to incur Due Diligence Costs in connection with the proposed PSA transaction, and (ii) as of June 10, 2020, an Affiliate of Madison Member on Madison Member’s behalf has reimbursed an Affiliate of Plymouth Member on Plymouth Member’s behalf, $249,502.83. Each such share borne by such Member shall be deemed such Member’s Capital Contribution as of the Closing Date after the occurrence of such true-up.

(c)                If either Plymouth Member or Madison Member fails to fully fund when due any Closing Contribution, such Member (the “Non-Closing Member”) shall have no further rights in the Company, the PSA or the Initial Properties and shall be deemed to have forfeited its Capital Account and shall have no right to any return of any portion of the PSA Deposit or any other amounts previously contributed by such Member to the Company, or to the recovery from the Company of any Acquisition Costs, in each case, whether or not the Company proceeds with the closing or receives a refund of the PSA Deposit (or any portion thereof) or such other amounts. In furtherance of the foregoing, the Non-Closing Member shall (i) assign its interest and any rights pertaining to such interest, in the Company to the other Member (the “Closing Member”) or the Closing Member’s designee in the manner reasonably proposed by the Closing Member in consideration for Ten Dollars ($10.00) from the Closing Member or its designee, and (ii) upon demand from the Closing Member, join in documentation under which the Company assigns the PSA to any other entity directed by the Closing Member and cooperate with the Closing Member to structure the acquisition of the Initial Properties in a manner that complies with the PSA, it being understood that a Non-Closing Member shall have no economic interest in the acquisition of the Initial Properties thereafter but, at the request of the Closing Member, if applicable, shall remain involved solely to effectuate the acquisition of the Initial Properties by the Closing Member or its designee. The remedies described in this Section 6.1(c) shall be the Closing Member’s and the Company’s sole and exclusive remedies against the Non-Closing Member with respect to such Non-Closing Member’s failure to fund a Closing Contribution.

Section 6.2            Capital Calls.

(a)                Each Member agrees that it will make additional Capital Contributions to the Company in cash, in satisfaction of such Member’s Capital Commitment, for any amounts (i) necessary to pay expenses set forth in the Approved Budget or the Approved Property Acquisition Budget, as applicable, with respect to any Property, (ii) necessary to pay for Emergency Expenditures or Nondiscretionary Expenses, in each case, with respect to any Property, so long as such expenses in the aggregate do not exceed (A) Two Hundred and Fifty Thousand Dollars ($250,000) for any given Capital Call, and (B) Five Hundred Thousand Dollars ($500,000) for the applicable Fiscal Year, (iii) required to satisfy any Company Obligations, and (iv) otherwise agreed by the Managing Member and Madison Member in writing.

(b)               Either the Managing Member or Madison Member may request that the Members fund additional Capital Contributions in accordance with Section 6.2(a) by sending a written notice to the other Members (a “Capital Call”) at least ten (10) Business Days before the date such Capital Contributions are due as specified in such Capital Call and the Members shall make such additional Capital Contributions to the Company pro rata in accordance with their respective Percentage Interests (or as otherwise provided in Section 12.5(a) in relation to acquisitions of Approved Properties); provided, however, that no Member shall be required to make aggregate Capital Contributions in excess of such Member’s Capital Commitment (as the same may be increased in accordance with Article 12) with respect to any Capital Calls hereunder.

Section 6.3            Loans for Failure to Fund Capital Contributions.

(a)                If any Member shall fail to make a Capital Contribution required pursuant to any Capital Call (delivered in accordance with Section 6.2) in the amount and within the time periods specified in such Capital Call (such Member is hereinafter referred to as a “Non-Contributing Member”), the Managing Member (or, if Plymouth Member is the Non-Contributing Member, Madison Member) shall give notice to the Non-Contributing Member of such failure and the amount of the Capital Contribution not funded by the Non-Contributing Member (such amount is hereinafter referred to as the “Failed Contribution”). Within ten (10) Business Days after receiving notice of such Failed Contribution, whichever Member is not in default with respect to the Capital Call, may fund all or part of such Failed Contribution (such funding Member is hereinafter referred to as a “Contributing Member”).

(b)               At the time of funding by a Contributing Member of all or part of a Failed Contribution (the “Funded Portion”), the Members shall treat the Contributing Member’s Funded Portion as (i) a loan (a “Failed Contribution Loan”) by the Contributing Member to the Non-Contributing Member (bearing interest at the Default Rate), followed by (ii) a Capital Contribution by such Non-Contributing Member to the Company. Any Failed Contribution Loan (to the extent of unpaid principal and interest) shall be recourse only to the Non-Contributing Member’s Interest and shall be repaid directly by the Company, on behalf of the Non-Contributing Member, from Distributable Cash or the proceeds of liquidation that would otherwise be distributable to the Non-Contributing Member, prior to any distribution thereof to the Non-Contributing Member pursuant to Section 8.1 or Section 10.3. Any Distributable Cash or proceeds of liquidation used to repay such Failed Contribution Loan shall be applied first to interest and then to principal. A Contributing Member who makes a Failed Contribution Loan shall be entitled to structure such Failed Contribution Loan in a manner that prevents such Failed Contribution Loan from adversely impacting any REIT qualification of such Member or its direct or indirect owners that are Upstream REITs, to the extent reasonably consistent with the provisions hereof, including by structuring such Failed Contribution Loan as a mezzanine loan secured by the Non-Contributing Member’s Interest or by structuring such Failed Contribution Loan so that it qualifies as “straight debt” within the meaning of Code Section 856(m), provided such structuring is not in contravention of the terms of the Loan Agreements.

(c)                From and after the date that is ninety (90) days after the date of funding of a Failed Contribution Loan, the Contributing Member may, by notice to the Company and the Non-Contributing Member, elect to have all or any portion of the Funded Portion (such amount, the “Converted Amount”) treated as an additional Capital Contribution to the Company by the Contributing Member (the date of such election by the Contributing Member, the “Conversion Date”).  If the Contributing Member makes such an election:

(i)                 an amount equal to the Converted Amount shall be treated as a Capital Contribution by the Contributing Member to the Company as of the Conversion Date;

(ii)               the Percentage Interest of the Non-Contributing Member shall be decreased by an amount equal to the percentage determined by dividing (A) the Converted Amount multiplied by a factor of one and one-half (1.5), by (B) the total Capital Contributions made or deemed made by all the Members to the Company on or prior to the Conversion Date, provided that such Member’s Percentage Interest shall not be reduced below zero percent (0%); and

(iii)             the Percentage Interest of the Contributing Member shall be increased by the percentage determined under paragraph (ii) above, provided such Member’s Percentage Interest shall not exceed one hundred percent (100%).

Section 6.4            Capital of the Company. Except as otherwise expressly provided for in this Agreement, no Member shall be entitled to withdraw or receive any interest or other return on, or return of, all or any part of its Capital Contribution, or to receive any Company Assets (other than cash) in return for its Capital Contribution. No Member shall be entitled to make a Capital Contribution to the Company except as expressly authorized by this Agreement or agreed to by all Members in writing.

Section 6.5            Limited Liability of the Members. All debts and obligations of the Company shall be paid or discharged solely with Company Assets and none of the Managing Member or any other Member shall be obligated to pay or discharge such debts or obligations except to the extent required by applicable law. For the avoidance of doubt, no Member shall be liable for the return of the Capital Contribution of any other Member. Notwithstanding anything to the contrary in this Agreement, in no event shall any Member be liable to the Company, any Subsidiary or any other Member on account of any lost profits or consequential, special or punitive damages.

Section 6.6            Guarantees.

(a)                In connection with the Loans entered into on the Closing Date with respect to the acquisition of the Properties and for any Loans entered into in the future, Plymouth Industrial REIT, Inc., or another creditworthy Affiliate of the Managing Member acceptable to the applicable lenders (each, a “Plymouth Guarantor”) shall, for no additional consideration or fee, provide any non-recourse carve-out, environmental or any other guarantees that may be required by the lenders (each, a “Guaranty”) on terms approved by the Members. In no event shall Madison Member or any of its Affiliates be required to execute any Guaranty, indemnity or other agreement, instrument or certificate under which Madison Member or any of its Affiliates may have any liability whatsoever in connection with any Loan.

(b)               If any liability or obligation accruing from and after the Closing Date is due under any Guaranty, the Company shall be required to pay for such liability or obligation; provided that, if and to the extent such liability or obligation arises directly or indirectly solely from the fraud, gross negligence, misappropriation of funds, willful misconduct or voluntary bankruptcy of or by a Member or any of its Affiliates or from an intentional breach of this Agreement by a Member, or in the case of the Managing Member from a breach of the Guaranty by the relevant Plymouth Guarantor, such Member shall be solely responsible for such liability and obligation and indemnify the Company, the Subsidiaries and the other Members and their Affiliates from and against any such losses (specifically excluding any lost profits or consequential, special or punitive damages) arising therefrom, in each case to the extent attributed to such action by such Member or its Affiliate, as applicable, and any amount paid by such Member on account thereof shall not be treated as a Capital Contribution to the Company for purposes of this Agreement. Notwithstanding anything to the contrary in this Section 6.6 or otherwise in this Agreement, the indemnity obligation of each Member under this Section 6.6 shall be limited to such Member’s Interests in the Company, and in no event shall any Member (or any direct or indirect officer, director, shareholder, partner, member, manager, employee, consultant or agent of such Member, other than Plymouth Guarantor pursuant to the Guaranties) have any personal liability with respect to the indemnity obligation of such Member under this Section 6.6 or any other provision of this Agreement. To the extent any such indemnity obligation is unpaid by a Member, then such amount shall be paid by the Company on behalf of such Member from Distributable Cash or the proceeds of liquidation that would otherwise be distributable to such non-paying Member pursuant to Section 8.1 or Section 10.3.

Article 7
CAPITAL ACCOUNTS AND ALLOCATIONS

Section 7.1            Capital Accounts.

(a)                The Company shall maintain a capital account (each a “Capital Account”) for each Member in accordance with U.S. GAAP and reconciled with federal income tax accounting principles. Each Member’s Capital Account as of the Effective Date will equal its Initial Capital Contribution made under Section 6.1.

(b)               The tax reconciled Capital Account of each Member will be increased by (i) the amount of any cash and the Gross Asset Value of any property contributed (or deemed contributed due to a Failed Contribution Loan received by that Member) to the capital of the Company by that Member (net of liabilities that the Company is considered to assume or take subject), (ii) the amount of any Net Income allocated to that Member under Section 7.2(c), and (iii) any items of income or gain specially allocated to that Member under Section 7.2(d). The Capital Account of each Member will be decreased by (A) the amount of any Net Loss allocated to that Member under Section 7.2(c), (B) the amount of cash and the Gross Asset Value of any property distributed to that Member (net of liabilities that such Member is considered to assume or take subject to), and (C) any deductions or loss specially allocated to that Member under Section 7.2(d). In all respects, the Members’ Capital Accounts shall be determined in accordance with the detailed capital accounting rules set forth in the Treasury Regulations section 1.704-1(b)(2)(iv).

(c)                The GAAP capital accounts will be increased by (i) the amount of any cash and Gross Asset Value of any property contributed (or deemed contributed due to a Failed Contribution Loan received by the Member) to the capital to the Company by that Member (net of liabilities that the Company is considered to assume or take the property subject to) and other customary adjustments under GAAP, including Net Income and Net Loss and distributions.

(d)               A transferee of all (or a portion) of an Interest will succeed to the Capital Account (or portion of the Capital Account) attributable to the transferred Interest.

(e)                The provisions of this Section 7.1 are intended to comply with the Treasury Regulations and shall be interpreted in a manner consistent with such regulations. If any of the provisions of this Agreement relating directly or indirectly to Capital Account determination and maintenance at any time conflict with the Treasury Regulations, such regulations shall govern Capital Account determination and maintenance.

Section 7.2            Net Income and Net Loss For Tax Reporting.

(a)                Whenever a proportionate part of the Net Income or Net Loss is allocated to a Member, every item of income, gain, loss, deduction or credit entering into the computation of such Net Income or Net Loss or arising from the transactions with respect to which such Net Income or Net Loss were realized will be credited or charged, as the case may be, to such Member in the same proportion; except that “recapture income”, if any, will be allocated to the Members who were allocated the corresponding Depreciation deductions.

(b)               If any Member transfers all or any part of its Interest during any Fiscal Year or its Interest is increased or decreased, Net Income and Net Loss attributable to that Interest for that Fiscal Year (except as otherwise provided below) will be apportioned between the transferor and transferee or computed as to such Members, as the case may be, in accordance with the method selected by the Partnership Representative, as long as such apportionment is permissible under the Code and applicable Treasury Regulations thereunder.

(c)                Except as provided in Section 7.2(d), items of Net Income and Net Loss in each Fiscal Year shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal to the excess of (A) the amount of the distribution that would be made to such Member if (i) the Company were dissolved and terminated; (ii) the affairs of the Company were wound up and each Company asset was sold for cash equal to its Gross Asset Value (except that any Company asset actually sold during the current year shall be treated as sold for the actual proceeds of the sale), (iii) all Company liabilities were satisfied (limited with respect to each Nonrecourse Debt to the Gross Asset Value of the assets securing such liability); and (iv) the net assets of the Company were distributed to the Members in accordance with Section 8.1 immediately after giving effect to such allocation over (B) the sum of (i) the amount, if any, without duplication, that such Member would be obligated to contribute to the capital of the Company, (ii) such Member’s share of Company Minimum Gain determined pursuant to Treasury Regulations section 1.704-2(g), and (iii) such Member’s share of Member Nonrecourse Debt Minimum Gain determined pursuant to Treasury Regulations section 1.704-2(i)(5), all computed as of the hypothetical sale described in Section 7.2(c)(A) hereof. Notwithstanding anything to the contrary described in the preceding sentence, the amount of items of Company expense and loss allocated pursuant to this Section 7.2(c) to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. All such items in excess of the limitation set forth in this Section 7.2(c) shall be allocated first to Members who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to their Capital Accounts, adjusted as provided in clauses (a) and (b) of the definition of “Adjusted Capital Account Deficit,” until no Member would be entitled to any further allocation, and thereafter solely to those Members who bear the economic risks for such additional Net Losses within the meaning of Code section 704(b) and the Treasury Regulations thereunder.

(d)               Notwithstanding Section 7.2(c), the following special allocations will be made in the following order and prior to any allocations pursuant to Section 7.2(c):

(i)                 If there is a net decrease in Company Minimum Gain during any Fiscal Year, there shall be allocated to each Member items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations sections 1.704-2(g)(1) and (2). The items to be so allocated shall be determined in accordance with Treasury Regulations Section l.704-2(f). This Section is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)               If there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, there shall be allocated to each Member (before any other allocation provided by this Article 7 is made, other than an allocation made pursuant to Section 7.2(d)(i) above) items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i). The items to be so allocated shall be determined in accordance with Treasury Regulations Section l.704-2(i). This Section 7.2(d)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii)             In the event in any Fiscal Year any Member has an Adjusted Capital Account Deficit resulting from an unexpected adjustment, allocation or distribution described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such Fiscal Year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible such Member’s Adjusted Capital Account Deficit without creating or increasing an Adjusted Capital Account Deficit of any other Member. If more than one of the Members has an Adjusted Capital Account Deficit resulting from such unexpected adjustment, allocation or distribution described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, items of Company income and gain shall be allocated to the Members having Adjusted Capital Account Deficits in proportion to their respective Adjusted Capital Account Deficits. This Section 7.2(d)(iii) is intended to constitute a “qualified income offset” under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(iv)             In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (A) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (B) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company gross income and gain in an amount and manner sufficient to eliminate such excess as quickly as possible.

(v)               To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulations section.

(vi)             Nonrecourse deductions for any Fiscal Year or other period shall be allocated to the Members based on their Percentage Interests.

(e)                In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its initial Gross Asset Value. If the Gross Asset Value of any Company asset is adjusted as provided in the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for U.S. federal income tax purposes and pursuant to Treasury Regulations Section 1.704-1(b), take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations. The Traditional Method with Curative Allocations, defined under Treasury Regulations Section 1.704-3(c), shall be the method by which allocations are made under Code section 704(c).

(f)                No Member will be responsible to restore or repay to the Company or any other Member any deficit in such Member’s Capital Account existing at any time.

Article 8
APPLICATIONS AND DISTRIBUTIONS OF Distributable CASH

Section 8.1            Applications and Distributions of Distributable Cash.

(a)                The Managing Member shall cause the Company to distribute Available Cash at least quarterly and Capital Event Proceeds promptly (but in no event later than fifteen (15) Business Days after receipt thereof by the Company or a Subsidiary), in each case in the following priority:

(i)                 first, 100% to the Members, pro rata in accordance with their applicable Percentage Interests, until Madison Member has achieved an Internal Rate of Return of twelve percent (12%);

(ii)               second, (x) ten percent (10%) to the Managing Member, and (y) ninety percent (90%) to the Members, pro rata in accordance with their applicable Percentage Interests, until Madison Member has achieved an Internal Rate of Return of fifteen percent (15%); and

(iii)             thereafter, (x) twenty percent (20%) to the Managing Member, and (y) eighty percent (80%) to the Members, pro rata in accordance with their applicable Percentage Interests.

(b)               Following the occurrence of any Plymouth Default and if Plymouth Member has ceased to be the Managing Member as provided in Section 3.7, distributions relating to the Promote thereafter shall, notwithstanding the provisions of Section 8.1(a), be made to the Members pro rata in accordance with their respective Percentage Interests; provided, however, Madison Member shall have the right, in its sole and absolute discretion, to provide for the payment to one or more successor administrators (regardless of whether such administrator is a Member and regardless of whether such administrator is an Affiliate of Madison Member) all or a portion of the Promote that would have otherwise been distributable to Plymouth Member as the Managing Member but is not to be so distributed by reason of this Section 8.1(b).

(c)                If, on the date of any distribution pursuant to this Section 8.1, amounts in respect of the Promote have previously been distributed to the Managing Member and the aggregate of all amounts so paid exceeds the Promote that Plymouth Member would have been entitled to receive if the amount of the Promote were to be determined on a one-time basis from the date of inception of the Company through the date of such distribution (such recomputed Promote to be calculated without regard to whether Plymouth Member has been removed as the Managing Member of the Company, the “Requisite Promote”), then Plymouth Member shall make appropriate adjustments to the amounts of the Promote previously distributed to Plymouth Member (and shall return to the Company for redistribution to the Members an amount up to, but not in excess of the aggregate of the Promote payments actually made to it) to the extent necessary so that the amounts retained by Plymouth Member on account of all Promote payments do not exceed the Requisite Promote; provided that the Managing Member shall not be obligated to make Capital Contributions pursuant to this Section 8.1(c) in excess of the amount of the Promote distributed to the Managing Member during the life of the Company and not otherwise returned to the Company by the Managing Member (or its beneficial owners). If Plymouth Member is required to return to the Company all or part of any prior distributions pursuant to this Section 8.1(c), the returns and the redistribution of such amounts will be taken into account in calculating the Internal Rate of Return of Madison Member for future distributions pursuant to Section 8.1. Plymouth Member’s obligations to return any Promote due to the Company pursuant to this Section 8.1(c) shall be guaranteed by Plymouth Industrial REIT, Inc.

(d)               If Plymouth Member is removed as the Managing Member pursuant to Section 3.7, then any obligation of Plymouth Member to contribute amounts previously received as Promote shall be determined as of the date Plymouth Member ceased to be the Managing Member taking into account the amount of Promote that Plymouth Member has received as of the determination date; then Plymouth Member shall contribute such amount, if any, to the Company and the Company shall, promptly following receipt, distribute the amount to the Members, pro rata, in accordance with their applicable Percentage Interests, and Plymouth Member shall have no further obligation to contribute amounts to the Company pursuant to this Section 8.1(c).

Section 8.2            Repayment of Failed Contribution Loans.

(a)                If any Member shall be a borrower under one or more Failed Contribution Loans, then any amounts that would otherwise be payable to such borrower Member pursuant to Section 5.8 or Section 8.1 shall instead be paid to the Member that made such Failed Contribution Loans, first to pay any accrued interest (at the Default Rate) and then to pay the principal amount thereof, until such Failed Contribution Loans (including any accrued and unpaid interest) shall be repaid in full; provided that if more than one Failed Contribution Loan is outstanding at the time of any such payment, such payment will be first applied to the most recent Failed Contribution Loan until it is repaid in full hereunder and thereafter to the next most recent outstanding Failed Contribution Loan in accordance with this Section 8.2. All such payments shall be deemed to have been distributed to the borrower Member (or with respect to the Asset Management Fee, paid to the Managing Member, if applicable) and paid by the borrower Member (or paid by the Managing Member on behalf of Plymouth Member, if applicable) to the lender Member.

(b)               If any Member shall fail to satisfy in full an indemnity obligation under Section 4.3 or Section 6.6, then any amounts that would otherwise be payable to such non-paying Member pursuant to Section 5.8 or Section 8.1 shall instead be paid to the indemnified party; provided that if more than one unpaid indemnity obligation exists at the time of any such payment, such payment shall be made pro rata based on the relative amounts of such indemnity claims. All such payments shall be deemed to have been distributed to the non-paying Member (or with respect to the Asset Management Fee, paid to the Managing Member, if applicable) and paid by the non-paying Member (or paid by the Managing Member on behalf of Plymouth Member, if applicable) to the indemnified party.

Section 8.3            Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to a Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

Section 8.4            Withholding Taxes. The Company shall deduct and withhold taxes required to be withheld under any provision of the Code or the Treasury Regulations, or applicable state or local law. Any such withholding shall be treated as a distribution to the respective Member on whose behalf the withholding has been made. Each Member shall indemnify the Company against and hold the Company harmless from any taxes withheld and paid in respect of such Member and any interest, penalties and reasonable counsel fees and expenses arising from any failure of the Company to withhold taxes required to be withheld in respect of such Member. To the extent the Company does not have available funds to satisfy such payment, such Member shall, upon notice by the Managing Member, promptly make a capital contribution to the Company equal to the amount of such payment. Any amount not contributed within ten (10) days after the date of such notice, shall bear interest, compounded monthly, on unpaid balances, at an annual rate equal to the Default Rate as of the date of the expiration of said ten (10) day period. Any payment or capital contribution required to be made by a Member to the Company pursuant to this Section 8.4 shall not constitute a Capital Contribution for any other purposes under this Agreement, shall not increase the Capital Account of such Member, and such capital contribution shall not be included in the calculation of such Member’s Capital Commitment.

Article 9
TRANSFER OF COMPANY INTERESTS

Section 9.1            Limitations on Transfer of Interests by Members; Permitted Transfers.

(a)                Except as provided in this Article 9, no Member shall Transfer all or any part of its Interest, or cause or permit the Transfer of any direct or indirect interest in such Member, without the consent of the other Member. The Managing Member shall not engage in or permit any Transfer that would cause the foregoing to no longer be true unless and then only to the extent expressly permitted in this Article 9. Any purported Transfer in violation of this Article 9 shall be void, and shall not bind the Company, and the Member making such purported Transfer shall, to the fullest extent permitted by law, indemnify and hold the Company and the other Members harmless from and against any federal, state or local income taxes, or transfer taxes, transfer gains taxes, recording or documentary stamp taxes and similar taxes and fees arising as a result of, or caused directly or indirectly by, such purported Transfer.

(b)               Notwithstanding Section 9.1(a) and subject to Section 9.1(c), the following Transfers shall be permitted and shall not require the prior written consent described in Section 9.1(a) above so long as they comply with the applicable provisions of Section 9.3:

(i)                 Transfers (A) of any direct or indirect ownership interests in the Plymouth Public Entities, including any redemption of any such interests or the issuance of any additional interests or (B) by Plymouth Member of its direct or indirect Interest to any transferee wholly-owned by the Plymouth Public Entities or an investment vehicle Controlled or managed by the Plymouth Public Entities or a Controlled Affiliate thereof;

(ii)               Transfers (A) of partnership interests in Madison Fund including any redemption of any such interests or the issuance of any additional interests, (B) of any ownership interests in any Person that is a direct or indirect investor in Madison Fund, (C) by Madison Member of its Interest so long as, immediately after the Transfer, the subject interest continues to be held directly or indirectly by Madison Fund or any entity Controlled or managed by Madison International Realty, LLC or any Affiliate thereof, (D) directly or indirectly of any interest held by Madison Fund so long as, immediately after the Transfer, Madison Member continues to be controlled by Madison Member Realty LLC or any Affiliate thereof, and (E) of the Interest held by Madison Member (and the direct or indirect interest in Madison Member) to any Person at any time following the occurrence of a Plymouth Default;

(iii)             Transfers from any one Member to another Member; and

(iv)             Transfers in accordance with Section 9.2 or Section 9.3.

(c)                No Member shall, without the prior written consent, in its discretion, of each of Madison Member and Plymouth Member, authorize, cause or permit any Transfer of any direct or indirect interest in the Company if such Transfer would cause a default under any Material Contract.

(d)               Any transferee of an Interest by any means shall have only the rights, powers and privileges provided by law and shall not become a Member of the Company.

Section 9.2            Forced Sale.

(a)                At any time after the Lock-Out Date, Madison Member shall have the right to cause the sale of any one or more Eligible Sale Properties (whether through a sale of the corresponding Properties, the applicable Property Owners or, in the case of a sale of all of the Properties of the Company, through the sale of all of the Interests of Madison Member and Plymouth Member in the Company) to a third party pursuant to the procedures set out in this Section 9.2.

(b)               Madison Member shall first deliver to the Managing Member written notice of its intention to initiate a sale process pursuant to this Section 9.2 (the “Forced Sale Notice”), which notice shall contain:

(i)                 a statement of the applicable Eligible Sale Properties or entities that Madison Member is electing to be sold (the “Forced Sale Assets”);

(ii)               the proposed material terms of such sale transaction, including the purchase price (“Forced Sale ROFO Asset Purchase Price”) at which Madison Member would cause the Members to sell the Forced Sale Assets;

(iii)             if the Forced Sale Assets comprise all the Properties, the Property Owners or the Company (in each case, the “Entire Portfolio”), an offer to transfer all right, title and interest in and to the Interest of Madison Member in the Company to Plymouth Member, free and clear of all liens, pledges, security interests, restrictions, claims and other encumbrances (other than the restrictions (w) set forth in this Agreement, (x) expressly permitted by Plymouth Member (y) in favor of any third party lender that has made a loan to the Company and (z) that apply under applicable securities laws) and on the other related terms set out in the Forced Sale Notice, for a purchase price equal to the amount (as calculated by the Accountant) that Madison Member would receive pursuant to Section 10.3 if all of the Property Owners were sold for the Forced Sale ROFO Asset Purchase Price and the proceeds were distributed in accordance with Article 8 (the “Forced Sale ROFO Interest Purchase Price”); and

(iv)             if the Forced Sale Assets comprise less than the Entire Portfolio, an offer to consent to the Managing Member causing the Company to transfer all right, title and interest in and to the Forced Sale Assets to Plymouth Member, free and clear of all liens, pledges, security interests, restrictions, claims and other encumbrances (other than the restrictions (w) set forth in this Agreement, (x) expressly permitted by Plymouth Member (y) in favor of any third party lender that has made a loan to the Company and (z) that apply under applicable securities laws) and on the other related terms set out in the Forced Sale Notice, for a purchase price equal to the Forced Sale ROFO Asset Purchase Price.

(c)                Within sixty (60) days following the delivery of the Forced Sale Notice (the “Forced Sale ROFO Offer Period”), Plymouth Member may deliver to Madison Member a notice (the “Forced Sale ROFO Acceptance Notice”) accepting the offer (i) if the Forced Sale Assets comprise the Entire Portfolio, to purchase the Interest of Madison Member in the Company for the Forced Sale ROFO Interest Purchase Price, or (ii) if the Forced Sale Assets comprise less than the Entire Portfolio, to purchase the Forced Sale Assets for the Forced Sale ROFO Asset Purchase Price, in each case, on the other related terms set out in the Forced Sale Notice.

(d)               If Plymouth Member delivers a Forced Sale ROFO Acceptance Notice on a timely basis, Plymouth Member shall simultaneously (or within one (1) Business Day thereof) deliver (i) to a nationally recognized title insurance company, as escrow agent pursuant to a customary and reasonable escrow agreement, a non-refundable deposit in immediately available funds in an aggregate amount equal to five percent (5%) of the Forced Sale ROFO Interest Purchase Price or the Forced Sale ROFO Asset Purchase Price, as applicable (the “Forced Sale ROFO Deposit”) and (ii) to Madison Member, evidence of capital as needed to complete the purchase of Madison Member’s Interest or the Forced Sale Assets, as applicable, and such evidence is satisfactory to Madison Member in its sole discretion.

(e)                If Plymouth Member delivers a Forced Sale ROFO Acceptance Notice and the Forced Sale ROFO Deposit on a timely basis, the Members shall cooperate in good faith to complete the sale of Madison Member’s Interest or the Forced Sale Assets, as applicable, to Plymouth Member within sixty (60) days after the date of the Forced Sale ROFO Acceptance Notice (such closing date, the “Forced Sale ROFO Closing Date”), it being agreed that if such sale fails to close for any reason within such time period other than by reason of a default of Madison Member, Madison Member shall be entitled to retain the entire amount of the Forced Sale ROFO Deposit as liquidated damages in accordance with the terms of Section 9.2(f). Plymouth Member may assign its right to purchase Madison Member’s Interest or the Forced Sale Assets, as applicable, to any Person provided that Plymouth Member shall continue to remain liable for any liabilities of Plymouth Member in relation to such acquisition, including liabilities arising after the date of such assignment.

(f)                If Plymouth Member delivers a Forced Sale ROFO Acceptance Notice and the Forced Sale ROFO Deposit on a timely basis but:

(i)                 the closing fails to occur by the Forced Sale ROFO Closing Date by reason of a default of Plymouth Member (that is not caused solely by the actions or inactions of Madison Member), which default is not cured within five (5) Business Days after Plymouth Member’s receipt of written notice from Madison Member specifying the applicable default, Madison Member shall be entitled (A) to damages in the full amount of the Forced Sale ROFO Deposit (as liquidated damages and not as a penalty, it being agreed that the actual damages would be difficult or impossible to calculate and such amount is a fair measure of the damages), (B) to receive a reimbursement from Plymouth Member for the reasonable third-party, out-of-pocket costs incurred and paid by Madison Member in connection with the sale, and (C) at any time thereafter, to cause the disposition of the Forced Sale Assets at such price as Madison Member may determine as if Plymouth Member had not delivered a Forced Sale ROFO Acceptance Notice; or

(ii)               the closing fails to occur by the Forced Sale ROFO Closing Date by reason of default of Madison Member (that is not caused solely by the actions or inactions of Plymouth Member), which default is not cured within five (5) Business Days after Madison Member’s receipt of written notice from Plymouth Member specifying the applicable default, Plymouth Member shall be entitled to (A) the return of the Forced Sale ROFO Deposit, (B) a reimbursement from Madison Member for the reasonable third-party, out-of-pocket costs incurred and paid by the Managing Member in connection with the sale, and (C) seek specific performance to buy (x) if the Forced Sale Assets comprise the Entire Portfolio, Madison Member’s Interest for the Forced Sale ROFO Interest Purchase Price, or (y) if the Forced Sale Assets do not comprise the Entire Portfolio, the Forced Sale Assets for the Forced Sale ROFO Asset Purchase Price, and in such event to recover all reasonable third party, out-of-pocket costs incurred in connection with such enforcement.

(g)               If the Managing Member elects not to purchase Madison Member’s Interest or the Forced Sale Assets, as applicable, or fails to deliver both the Forced Sale ROFO Acceptance Notice and the Forced Sale ROFO Deposit on a timely basis, Madison Member may cause the Company (or, in the case of a sale of all the Interests in the Company, Plymouth Member and Madison Member) to enter into a contract of sale for the Forced Sale Assets (the “Forced Sale Third Party Purchase Agreement”) with a Person who is not an Affiliate of a Member for a purchase price equal to or greater than ninety-five percent (95%) of the Forced Sale ROFO Asset Purchase Price and on such additional terms which, taken together, are substantially the same to the Members as, or better than, those set forth in the Forced Sale Notice.

(h)               The sale of the Forced Sale Assets to a third party may be made in any commercially reasonable manner, either directly by Madison Member or through investment bankers or real estate brokers for a commission, and on other terms that are “market” as reasonably determined by Madison Member. In addition, Madison Member and the Managing Member shall reasonably cooperate with each other in good faith regarding the sales process and the Managing Member will make itself reasonably available, at the request of Madison Member, to discuss the terms and conditions of the sale of the Forced Sale Assets with any potential purchaser. Any reasonable costs incurred by the Members or the Company in connection with the sale of the Forced Sale Assets to a third party shall be borne by the Company as an ordinary expense of its business.

(i)                 In connection with the sale of the Forced Sale Assets by Madison Member pursuant to this Section 9.2, the Company and each Member shall reasonably cooperate with each other to execute all documents and take all other actions at no out-of-pocket expense that Madison Member determines are necessary or advisable to achieve the sale of the Forced Sale Assets; provided, however, that if the Managing Member does not cooperate with a reasonable request by Madison Member to execute any document or take any other action at no out-of-pocket expense that is reasonable or necessary in connection with such sale in accordance with the terms of this Section 9.2 following ten (10) Business Days’ written notice to the Managing Member: (A) Madison Member shall be authorized to sign any document, make any payment and take any other action on behalf of the Company and any Subsidiary that Madison Member determines is necessary or advisable for Madison Member to achieve the sale of the Forced Sale Assets pursuant to this Section 9.2, (B) Madison Member shall be permitted to act alone on behalf of the Company, the Subsidiaries and the Managing Member pursuant to this Section 9.2 without any requirement for any signature, consent, approval or other action by any other Member, and (C) the Managing Member agrees to sign any document and take any other action that Madison Member may reasonably request so that the sale of the Forced Sale Assets pursuant to this Section 9.2 can be completed successfully.

(j)                 The closing under the Forced Sale Third Party Purchase Agreement must occur no later than one hundred and eighty days (180) days after the expiration of the Forced Sale ROFO Offer Period or, if the closing under the Forced Sale Third Party Purchase Agreement fails to occur within such time period or if the terms of such sale are materially changed, including if the purchase price is less than ninety-five percent (95%) of the Forced Sale ROFO Asset Purchase Price, unless otherwise expressly agreed to in writing by the Members, Madison Member must again follow the procedures of this Section 9.2 prior to causing any forced sale of the Forced Sale Assets under this Section 9.2.

Section 9.3            Plymouth Member Purchase Option.

(a)                At any time prior to the Lock-Out Date, so long as Plymouth Member has not been removed as the Managing Member, Plymouth Member shall have the right from to time to purchase (the “Plymouth Purchase Option”), without the consent of Madison Member, any one or more Eligible Sale Properties from the Company (whether through a sale of the corresponding Properties or the applicable Property Owners) pursuant to the procedures set out in this Section 9.3, so long as the closing of the sale of any such Eligible Sale Property occurs no later than (90) days after the Lock-Out Date.

(b)               In order to exercise its Plymouth Purchase Option, Plymouth Member shall first deliver to Madison Member prior to the Lock-Out Date written notice of its intention to acquire one or more Eligible Sale Properties pursuant to this Section 9.3 (the “Plymouth Option Notice”), which notice shall contain:

(i)                 a statement of the applicable Eligible Sale Properties or entities that Plymouth Member is electing to be acquire (the “Plymouth Option Assets”); and

(ii)               notice of Plymouth Member’s intention to cause the Company to transfer all right, title and interest in and to each Plymouth Option Asset to Plymouth Member for a price (the “Minimum Option Price”) with respect to each Plymouth Option Asset that would result in Madison Member receiving the Madison Minimum Multiple from the proceeds of the sale of such Plymouth Option Asset when such proceeds are distributed to the Members in accordance with Article 8.

(c)                Promptly after receipt of the Plymouth Option Notice, Madison Member shall notify Plymouth Member in writing, as to each Plymouth Option Asset, either (x) that it will accept, on behalf of the Company, the Minimum Option Price for such Plymouth Option Asset, or (y) that it elects to submit such Plymouth Option Asset to the valuation process set forth in Section 9.3(d) (a “Valuation Election”) to determine the “Appraised Value” of such Plymouth Option Asset. Failure by Madison Member to respond to a Plymouth Option Notice within ten (10) Business Days receipt thereof shall be deemed an election by Madison Member to accept the Minimum Option Price.

(d)               For a period of ten (10) days following a Valuation Election with respect to any Plymouth Option Asset (as such time period may be extended by mutual agreement of the Members), Plymouth Member and Madison Member shall attempt in good faith to reach agreement on the Appraised Value. Such negotiations shall be between two (2) designated executive officers (one from each of Plymouth Member and Madison Member) who have responsibilities with respect to the Company and have authority to determine the Appraised Value. If the Members are not able to reach agreement on the Appraised Value within such time period with respect to any Plymouth Option Asset, then the Appraised Value of such Plymouth Option Asset shall be determined as follows:

(i)                 Each of Madison Member and Plymouth Member shall separately engage a Qualified Appraiser to determine the fair market value of the Plymouth Option Asset. In the event that Madison Member has made a Valuation Election with respect to multiple Plymouth Option Assets, each Member shall use the same Qualified Appraiser for each Plymouth Option Asset. Each such Member shall diligently follow up with its Qualified Appraiser to cause its appraisal to be completed as soon as practicable. The fees and expenses of each such Qualified Appraiser shall be borne by the Member engaging such Qualified Appraiser. Each such Member, acting reasonably, shall agree upon a process by which the two (2) appraisals will be unsealed at the same time.

(ii)               If the difference between the fair market values of the Plymouth Option Asset determined by each Member’s Qualified Appraiser is less than five percent (5%) of the lower of the two fair market values, then the average value of the two fair market values shall constitute the “Appraised Value” hereunder.

(iii)             If the difference in the amount of the fair market values determined by each Member’s Qualified Appraiser is greater than five percent (5%) of the lower of the two (2) fair market values, then Madison Member and Plymouth Member shall, within thirty (30) days after the unsealing of the appraisals, jointly appoint a mutually agreeable third Qualified Appraiser to resolve the dispute by determining which of the first two (2) appraisals more closely represents the fair market value of the Plymouth Option Asset, taking into account all relevant factors, whether favorable to Madison Member or Plymouth Member (it being agreed that, if multiple Plymouth Option Assets require the determination of a third Qualified Appraiser pursuant to this Section 9.3(d)(iii), the same Qualified Appraiser shall be selected with respect to each Plymouth

Option Asset). The third Qualified Appraiser may not select any amount for the Appraised Value other than one of the two (2) original fair market values established by the original Qualified Appraisers. The determination of the fair market value of the Plymouth Option Asset by the third Qualified Appraiser shall be binding upon the Members and shall constitute the “Appraised Value” hereunder. The fees and expenses relating to such third appraisal shall be a Company expense.

(e)                The “Plymouth Option Asset Purchase Price” with respect to each Plymouth Option Asset shall mean the greater of (i) the Minimum Option Price, and (ii) ninety percent (90%) of the Appraised Value, if any.

(f)                Plymouth Member shall, within three (3) Business Days after receipt of Madison Member’s acceptance (or deemed acceptance) of the Minimum Option Price or after the date upon which the Appraised Value is conclusively determined in accordance with Section 9.3(e), as applicable, deliver to a nationally recognized title insurance company, as escrow agent pursuant to a customary and reasonable escrow agreement, a non-refundable deposit in immediately available funds in an aggregate amount equal to five percent (5%) of the Plymouth Option Asset Purchase Price (the “Plymouth Option Deposit”).

(g)               If Plymouth Member delivers the Plymouth Option Deposit on a timely basis, the Members shall cooperate in good faith to complete the sale of the Plymouth Option Assets to Plymouth Member within sixty (60) days after the date of the delivery of the Plymouth Option Notice, but in no event later than ninety (90) days after the Lock-Out Date (such closing date, the “Plymouth Option Closing Date”). Plymouth Member may assign its right to purchase the Plymouth Option Assets, as applicable, to any Affiliate of Plymouth Member provided that Plymouth Member shall continue to remain liable for any liabilities of Plymouth Member in relation to such acquisition, including liabilities arising after the date of such assignment. At Madison Member’s election by prior written notice to Plymouth Member on not less than ten (10) Business Days prior to the Plymouth Option Closing Date, all or any portion of the Plymouth Option Asset Purchase Price that would otherwise by distributed to Madison Member may be paid to Madison Member in common stock of the Plymouth Industrial REIT, Inc. at a price per share to be agreed upon by Madison Member and Plymouth Member at such time, provided that, if no such agreement is reached prior to the Plymouth Option Closing Date, the Plymouth Option Asset Purchase Price will be payable entirely in cash. If on the Plymouth Option Closing Date after the final calculations of transfer taxes, costs and other expenses in accordance with Section 9.4, the distributions to Madison Member of the proceeds of the sale of a Plymouth Option Asset would result in Madison Member receiving less than the Madison Minimum Multiple with respect to such asset, the Plymouth Option Asset Purchase Price will automatically be increased to the amount necessary for Madison Member to receive distributions equal to the Madison Minimum Multiple with respect to such Plymouth Option Asset.

(h)               If Plymouth Member delivers the Plymouth Option Notice and pays the Plymouth Option Deposit on a timely basis but:

(i)                 the closing fails to occur by the Plymouth Option Closing Date by reason of a default (that is not caused solely by the actions or inactions of Madison Member) of Plymouth Member (or a default by the Company caused solely by the Plymouth Member), which default is not cured within five (5) Business Days after Plymouth Member’s receipt of written notice from Madison Member specifying the applicable default, Madison Member shall be entitled (A) to damages in the full amount of the Plymouth Option Deposit (as liquidated damages and not as a penalty, it being agreed that the actual damages would be difficult or impossible to calculate and such amount is a fair measure of the damages), and (B) to receive a reimbursement from Plymouth Member for the reasonable third-party, out-of-pocket costs incurred and paid by the Company in connection with the sale; or

(ii)               the closing fails to occur by the Plymouth Option Closing Date by reason of default by the Company caused solely by Madison Member (that is not caused solely by the actions or inactions of Plymouth Member), which default is not cured within five (5) Business Days after Madison Member’s receipt of written notice from Plymouth Member specifying the applicable default, Plymouth Member shall be entitled to (A) the return of the Plymouth Option Deposit, (B) a reimbursement from Madison Member for the reasonable third-party, out-of-pocket costs incurred and paid by the Managing Member in connection with the sale, and (C) seek specific performance to buy the Plymouth Option Assets for the Plymouth Option Asset Purchase Price, and in such event to recover all reasonable third party, out-of-pocket costs incurred in connection with such enforcement.

(i)                 Madison Member shall have the sole power and authority to act for the Company or the Subsidiaries as it deems appropriate in its sole judgment in all dealings involving this Section 9.3 to the extent in compliance therewith, including giving or withholding any consent, approval or direction required of, or permitted by, the Company or any Subsidiary and the exclusive power and authority to enforce the rights of the Company or the Subsidiaries under any agreement entered into by the Company or a Subsidiary in connection with the transactions contemplated by this Section 9.3.

Section 9.4            General Transfer Provisions.

(a)                Unless otherwise provided in a particular Section of this Article 9:

(i)                 the “Closing” means the closing of any Transfer permitted by this Agreement; such Closing shall take place during normal business hours at the principal office of the Company or its counsel on a date to be fixed by the Purchaser in a notice to the Seller, the Company and the Non-Selling Member given, unless otherwise specified herein, not less than ten (10) Business Days prior to the date of such Closing;

(ii)               the “Non-Selling Member” means, in the case of a sale of an Interest, any Member not selling its Interest;

(iii)             the “Purchaser” means, (A) in the case of a sale of an Interest, the Member that is purchasing such Interest or one or more Persons identified by such Member as its designee, and (B) in the case of a sale of a Property to Plymouth Member in accordance with Section 9.2 or Section 9.3, Plymouth Member; and

(iv)             the “Seller” means, (A) in the case of a sale of an Interest, the Member whose Interest is subject to a sale, and (B) in the case of a sale of a Property to Plymouth Member in accordance with Section 9.2 or Section 9.3, the Company or the applicable Property Owner.

(b)               Any sale of Interest permitted under this Article 9 shall be evidenced by an instrument of assignment in form and substance reasonably satisfactory to Madison Member and Plymouth Member that transfers such portion of the rights and obligations hereunder as are allocable to the transferred Interest free and clear of all liens and encumbrances. Such assignment shall also:

(i)                 provide that the Purchaser (A) agrees to be bound mutatis mutandis by all the terms of this Agreement applicable to the transferor with respect to the Interest transferred; (B) assumes and agrees to perform all such allocable share of the Seller’s agreements and obligations existing at and arising from and after the time of such Transfer; and (C) agrees to indemnify, defend and save the Seller harmless from all claims and causes of action relating to the Interest transferred arising from and after the date of such Transfer; and

(ii)               contain no other representations other than those fundamental representations (the “Fundamental Representations”) customarily found in transfer documents in similar circumstances, including, but not limited to, representations of each party’s authority to execute the assignment and carry out the transaction without violating its governing documents and that such assignment is binding on such party.

The Purchaser shall deliver to the Non-Selling Member its Organizational Documents certified by an officer or member of the Purchaser. Unless the Company is dissolved by the Transfer, then upon compliance with all of the terms hereof, the Purchaser shall be substituted as a Member.

(c)                Any sale of a Property or applicable Property Owner from the Company to Plymouth Member pursuant to Section 9.2 or Section 9.3 shall be evidenced by an instrument of transfer in form and substance reasonably satisfactory to the Members. Such instrument shall also provide that the Purchaser agrees to indemnify, defend and save the Seller harmless from all claims and causes of action relating to such Property arising from and after the date of such Transfer and that Seller agrees to indemnify, defend and save the Purchaser harmless from all claims and causes of action relating to the Property or Property Owner transferred arising on or before the date of such Transfer. Such instrument shall contain no other representations other than Fundamental Representations. In connection with such sale, the Purchaser shall deliver to the Seller its Organizational Documents certified by an officer or member of the Purchaser.

(d)               An executed counterpart of each document executed pursuant to this Article 9 shall be delivered to the Seller, the Non-Selling Member, the Purchaser and the Company.

(e)                In connection with the Transfer of an Interest in the Company, a proportionate share of the balance of the Capital Account of the Seller shall carry over and be the opening balance of the Capital Account of the Purchaser, subject to adjustments by virtue of any elections made pursuant to the Code and this Agreement.

(f)                As a condition to any Transfer otherwise permitted hereunder, the Seller shall procure such consents or waivers, if any, as may be required from third parties, including any lenders of the Company and any governmental authorities, in connection with the Transfer. The Purchaser and the Non-Selling Member shall use reasonable efforts to assist in such procurement; provided, that any costs incurred in procuring such consents or waivers shall be borne by the Seller.

(g)               Together with the payment of the purchase price for an Interest in the Company, in the case of a Transfer from one Member to the other pursuant to Section 9.2 or Section 9.3, the Purchaser shall deliver to the Seller an agreement from a Person with reasonably satisfactory net worth, taking into account the potential personal liability of the Seller, in form and substance reasonably satisfactory to the Seller, to defend, indemnify and save the Seller harmless from those debts, obligations or claims arising from any Material Contract or other extension of credit to the Company or the Subsidiaries prior to the date of Closing for which the Purchaser has liability, which extension of credit or Material Contract shall continue following the Closing.

(h)               In the event of a Transfer of an Interest, the Members (including the Seller) shall be entitled to any distributions from the Company pursuant to Article 8 relating to the Interest transferred until the Closing.

(i)                 It is the intent of the parties to this Agreement that the requirements or obligations, if any, of a Member or the Company to make any Transfer in accordance with the provisions of this Agreement, or of a Member to refrain from making any Transfer not permitted by this Agreement, shall be enforceable by an action for specific performance of a contract relating to the purchase of real property or an interest therein or by an action for injunctive relief, respectively. In the event that a party has created or suffered any unauthorized liens, encumbrances or other adverse interests against any Member’s Interest, or against a Member, the Purchaser shall be entitled (without excluding other remedies) to an action for specific performance to compel such party to have such defects removed, in which case the Closing shall be adjourned for such purpose, or to an appropriate offset against the purchase price. The provisions of this Section 9.4(i) are not intended to create or confer, and shall not create or confer, any rights in any Person not a party to this Agreement.

(j)                 In connection with any Transfer from one Member to another pursuant to Section 9.2 or Section 9.3, any reasonable costs and expenses incurred by the Company (including reasonable attorneys’ fees and disbursements) and any transfer taxes, transfer gains taxes, recording or documentary stamp taxes and similar taxes and fees shall be borne equally by Purchaser and Seller (except as otherwise expressly agreed by Purchaser and Seller). It is expressly agreed that each Member shall otherwise be responsible for its own out-of-pocket costs and expenses relating to such Transfer.

(k)               The Company and its Members shall reasonably cooperate to structure any sale of an Interest pursuant to Section 9.2 or any exercise of the Plymouth Purchase Option under Section 9.3 in a tax efficient manner for Seller and Purchaser.

(l)                 An election pursuant to Code Section 754 shall be made by the Company at the request of any Purchaser.

(m)             The Seller’s obligations under this Section 9.4 shall survive the Transfer. Where the Purchaser is a Member, in the event the Seller shall fail timely to pay or cause to be paid any such taxes, fees, costs or expenses, then, without affecting whatever recourse may otherwise be had against the Seller by the Purchaser or the Company, the same shall be paid by the Purchaser, and taken as a credit against the purchase price.

Section 9.5            Remedy for Impermissible Transfer. In the event that a Member or a holder of a direct or indirect interest in such Member shall purport to Transfer its Interest or part thereof in a manner not permitted hereunder, then, without limiting any other remedies available hereunder or at law, then either Madison Member or Plymouth Member, as the applicable non-Transferring Member, may, at its option, declare such purported Transfer void pursuant to Section 9.1(a).

Section 9.6            Information on Ownership of Company Interests. Each Member (a “Reporting Member”) shall (a) at any time and from time to time, promptly furnish to any other Member such information as such other Member shall reasonably request (to the extent such information is reasonably available to the Reporting Member) in order to determine the direct and indirect ownership of and Control over the Reporting Member and any constituent entity therein or thereof, and (b)  promptly notify the other Members of any material change of which it becomes aware in the direct and indirect ownership of or Control over the Reporting Member and any constituent entity therein or thereof. Notwithstanding the foregoing, in no event shall Madison Member be required to disclose the identity of the limited partners of Madison Fund.

Section 9.7            Substituted Members.

(a)                Any Member that assigns all of its Interests pursuant to an assignment or assignments permitted under this Agreement shall cease to be a Member of the Company as of the effective date of such permitted assignment except that unless and until a Substituted Member is admitted in its stead, the assigning Member shall not cease to be a Member of the Company under the Act and shall retain the rights and powers of a Member under the Act and hereunder. Any assignee of any portion of the Interest of a Member that has satisfied the requirements of Article 9 shall become a Substituted Member only when (i) the Managing Member has entered such assignee as a Member on the books and records of the Company, which the Managing Member is hereby directed to do upon satisfaction of such requirements, and (ii) such assignee has paid all reasonable legal fees and filing costs and any transfer taxes, transfer gains taxes, recording or documentary stamp taxes and similar taxes and fees arising as a result of or in connection with the substitution as a Member.

(b)               Any Person who is a permitted assignee of any of the Interest of a Member but who does not become a Substituted Member and desires to make a further assignment of any such Interest shall be subject to all the provisions of this Article 9 to the same extent and in the same manner as any Member desiring to make an assignment of its Interest.

Section 9.8            Acceptance of Prior Acts. Any Person who becomes a Member, by becoming a Member, accepts, ratifies and agrees to be bound by all actions duly taken by the transferor, any other Member, the Company or any other Person on behalf of any of the foregoing pursuant to the terms and provisions of this Agreement prior to the date it became a Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to said date and which are in force and effect on said date.

Article 10
DISSOLUTION OF THE COMPANY; WINDING UP AND DISTRIBUTION OF ASSETS

Section 10.1        Dissolution.

(a)                The Company shall be dissolved and its affairs shall be wound up only upon the first to occur of the following:

(i)                 the joint written direction of the Managing Member and Madison Member;

(ii)               the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

(iii)             the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company, unless the business of the Company is continued in a manner permitted by this Agreement or the Act.

Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized and directed to, and shall, within thirty (30) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (A) to continue the Company; and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company in the Company.

(b)               Except with the prior consent of the both Madison Member and the Managing Member, no Member shall have the right to (i) withdraw or resign as a Member of the Company; (ii) redeem, or otherwise require redemption of, its Interest or any part thereof; or (iii) to the fullest extent permitted by law, dissolve itself voluntarily.

(c)                Notwithstanding any other provision of this Agreement, the Bankruptcy of any Member shall not cause that Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution. To the fullest extent permitted by law, the Company shall not be dissolved or terminated solely by reason of the Bankruptcy, death, removal, withdrawal, dissolution or admission of any Member.

Section 10.2        Winding Up.

(a)                In the event of the dissolution of the Company pursuant to Section 10.1(a), the Managing Member and Madison Member acting together shall wind up the Company’s affairs.

(b)               Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in the Act, the Managing Member and Madison Member acting together or a liquidating trustee, as the case may be, may, in the name of, and for and on behalf of, the Company, prosecute and defend suits, whether civil, criminal or administrative, gradually settle and close the Company’s business, dispose of and convey the Company Assets, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 10.3 any remaining Company Assets, all without affecting the liability of Members and without imposing liability on any liquidating trustee.

(c)                Upon the completion of winding up of the Company, the Managing Member and Madison Member acting together or liquidating trustee, as the case may be, shall cause the filing of a certificate of cancellation in the Office of the Secretary of State as provided in the Act. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act.

Section 10.3        Distribution of Assets. Upon the winding up of the Company, the Company Assets shall be distributed as follows:

(a)                to the satisfaction of debts and liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), in order of priority as provided by law, including to the payment of expenses of the liquidation and to the setting up of any reserves that the Managing Member and Madison Member acting together or the liquidating trustee, as the case may be, shall determine are reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company; and

(b)               to the Members in accordance with the provisions of Section 8.1 (but subject to Section 8.2).

Article 11
AMENDMENTS

Section 11.1        Amendments. This Agreement may be amended in a writing signed by the Managing Member and Madison Member, and no such amendment shall require the consent of any other Member or other Person.

Section 11.2        Additional Members. If this Agreement shall be amended for the purpose of adding or substituting a Member as permitted herein, the amendment to this Agreement shall be signed by the Managing Member, by Madison Member, by the Person to be added or substituted and by the assigning Member, if any. In making any such amendment, the Managing Member shall prepare and file for recordation such documents and certificates, if any, as shall be required to be prepared and filed under the Act or any other applicable law.

Article 12

Eligible opportunities; additional properties

Section 12.1        Eligible Opportunities.

(a)                Until the earlier of (i) the Lock-Out Date, and (ii) a Three Strikes Event (such earlier date being the “Exclusivity Termination Date”), provided the Managing Member is Plymouth Member, the Managing Member shall (whether directly or through its Affiliates) seek to identify opportunities to acquire Properties that meet the Investment Parameters (“Eligible Opportunities”) and offer to Madison Member the exclusive right for the Company to directly or indirectly acquire all such opportunities in accordance with the procedures set forth in this Article 12.

(b)               Until the earlier of (i) the Exclusivity Termination Date, or (ii) the date on which Madison Member provides notice to Plymouth Member that it desires to revoke the exclusivity provisions set forth herein, none of Plymouth Member nor any Affiliate of Plymouth Member, shall (x) commence the operation of another collective investment vehicle which invests in or proposes to invest in, directly or indirectly, properties that meet the Investment Parameters, or (y) subject to Section 12.7, introduce to third parties or other capital sources, or acquire for its own account or the account of its Affiliates, an Eligible Opportunity; provided that the foregoing shall not limit the ability of Plymouth Member or any Affiliates of Plymouth Member to (1) directly or indirectly, originate, participate in, or acquire any interest in, whether securitized or unsecuritized, by means of a syndication or otherwise, any debt financing provided to any Target Business as a borrower thereunder, (2) own publicly-traded securities of any Person that directly or indirectly owns, operates or manages, or acts as a lender to, any Target Business, (3) invest in any collective investment vehicle that invests in or lends to, or may invest in or lend to, directly or indirectly, properties that meet the Investment Parameters, as long as such investment vehicle is not dedicated to the Target Business but has a broad investment mandate across asset classes and neither Plymouth Member nor any Affiliate of Plymouth Member has control over investment decision-making.

Section 12.2        Preliminary Approval.

(a)                In connection with any Eligible Opportunity identified by the Managing Member (whether directly or through its Affiliates) in accordance with this Article 12, the Managing Member shall, or shall cause its Affiliate to, inform the Members of the existence of such Eligible Opportunity either (i) during any regularly scheduled pipeline call, or (ii) as part of any written report distributed to the Members.

(b)               In connection with any Eligible Opportunity identified by the Managing Member (whether directly or through its Affiliates) in accordance with this Article 12, which the Managing Member believes should be pursued by the Company, the Managing Member shall, or shall cause its Affiliate to, prepare and submit to the Members, with assistance and consultation from Madison Member, a detailed investment description (including a detailed due diligence and transaction implementation budget (the “Eligible Opportunity Budget”)) in a form similar to the form provided by Plymouth Member to Madison Member in connection with the acquisition of the Initial Properties, provided such memorandum shall also include the proportion of additional Capital Contributions and the maximum commitments to be funded by each Member in connection with the acquisition of such Eligible Opportunity (the “Initial Investment Memorandum”) for the purpose of determining whether the Company has an interest in pursuing the potential acquisition of the Eligible Opportunity.

(c)                Upon notice from any Member delivered to the Managing Member not more than three (3) Business Days following receipt of the Initial Investment Memorandum, the Managing Member shall, or shall cause its Affiliate to, hold a meeting (which may take place by phone) with such Member to review the Initial Investment Memorandum.

(d)               Following the delivery of the Initial Investment Memorandum, Madison Member and Plymouth Member shall have seven (7) Business Days to determine whether each Member, in its sole and absolute discretion, approves or disapproves the Initial Investment Memorandum, including the commitment and proportion of additional Capital Contributions to be funded by each Member, or to mutually agree upon any other dates or funding commitments and proportions of additional Capital Contributions to be funded by each Member as the Members may determine within such time.

(e)                If the Initial Investment Memorandum is approved by the Members pursuant to Section 12.2(d) (a “Preliminary Approval”), the Managing Member shall, or shall cause its Affiliate to:

(i)                 proceed to conduct appropriate due diligence, arrange for the provision of those third-party professional services contemplated by the Initial Investment Memorandum, negotiate the terms of the proposed acquisition of the Eligible Opportunity and spend up to the amount set forth in the approved Eligible Opportunity Budget; and

(ii)               provide the applicable Eligible Opportunity Budget and Initial Investment Memorandum to the Members for review.

(f)                In relation to any Eligible Opportunity for which a Preliminary Approval is delivered to the Managing Member, Madison Member may require that its representatives participate alongside the Managing Member or its Affiliates in the due diligence process and asset tours to be undertaken for the Eligible Opportunity, and that Madison Member be granted reliance in relation to the due diligence reports obtained from any and all advisors in connection with the Eligible Opportunity, including financial, tax, technical and legal advisors.

(g)               Following the delivery of a Preliminary Approval by the Members with respect to an Eligible Opportunity, the Members authorize the Managing Member to cause a Subsidiary of the Company to enter into a customary arm’s-length purchase contract for the acquisition of the Eligible Opportunity and to deposit earnest money into escrow pursuant thereto, provided that such purchase contract shall provide the purchaser with a right, exercisable by notice to the seller given on or before a certain date (the “Go Firm Date”), to terminate the purchase contract for any reason or no reason without the payment of any fee or penalty and to receive a full refund of any earnest money deposit without any further liability. Any such purchase agreement shall be entered into by a Subsidiary unless approved by Madison Member in writing.

Section 12.3        Final Approval Process. At least five (5) Business Days prior to the Go Firm Date, Managing Member shall, or shall cause its Affiliate to, submit a final investment memorandum (the “Final Investment Memorandum”) in relation to the Eligible Opportunity for the approval of the Members. The Final Investment Memorandum shall include a detailed version of the Initial Investment Memorandum, together with (i) a description of the relevant due diligence findings and of any identified risks in proceeding with the proposed transaction, and (ii) a draft of the Approved Property Acquisition Budget for such Eligible Opportunity. Following the delivery of the Final Investment Memorandum, the Members shall approve or disapprove such Final Investment Memorandum within three (3) Business Days of receipt thereof (a “Final Approval”). Upon Final Approval, the Capital Commitment of each Member shall automatically increase to the extent set forth in the Final Investment Memorandum.

Section 12.4        Failure to Obtain Final Approval. If Final Approval is not timely provided by the Members, the Managing Member shall cause the purchaser to duly exercise its rights to terminate the applicable purchase contract on or prior to the Go Firm Date and to receive a full refund of any earnest money deposit.

Section 12.5        Acquisition of an Eligible Opportunity. If Final Approval is timely provided with respect to an Eligible Opportunity, the Managing Member shall:

(a)                issue one or more Capital Calls to the Members in accordance with Article 6, to fund the equity investment of the Company in, and the expenses in connection with, the Eligible Opportunity in the amount, and in accordance with the timing, set forth in the corresponding Approved Property Acquisition Budget (and, for the avoidance of doubt, Article 6 shall apply to any Member that fails to fund its applicable agreed upon funding proportion of the additional Capital Contribution so called); provided that, if the Members’ Percentage Interests have been adjusted after the Closing Date pursuant to Section 6.3(c), each Member shall fund such additional Capital Contribution in proportion to its Percentage Interest on the Closing Date, and, upon such funding, the Percentage Interests of the Members will be recalculated in accordance with the definition of Percentage Interests (taking into account the new funding and any prior adjustments pursuant to Section 6.3(c)); and

(b)               take such other actions and steps as may have been approved by the Members pursuant to a Major Decision in connection with the acquisition of the Eligible Opportunity or as may reasonably be expected or customary to consummate the acquisition so long as such actions or steps are consistent with the corresponding Approved Budget or Approved Property Acquisition Budget for such Eligible Opportunity; provided that the approval of the Members (a “Waiver Decision”) shall be required in order for the Managing Member to cause the purchaser to waive any conditions precedent under the relevant purchase contract.

Section 12.6

Properties. Upon the acquisition by the Company, through a Subsidiary, of an Eligible Opportunity pursuant to Section 12.5 (an “Approved Property”), such Approved Property shall become a Property for all purposes of this Agreement until such time as the Company no longer, directly or indirectly, owns such investment.

Section 12.7        Rejection of an Eligible Opportunity by Madison Member. With respect to any Eligible Opportunity, if (a) the parties cannot agree upon the Initial Investment Memorandum within the time set forth in Section 12.2(d), or (b) the approval of the Members is required pursuant to Section 12.3 and Plymouth Member approves the applicable Final Investment Memorandum or Waiver Decision, as applicable, and Madison Member does not (each, a “Rejection Event”), then Plymouth Member or any Affiliate of Plymouth Member may introduce such Eligible Opportunity to third parties or other capital sources, or acquire such Eligible Opportunity for its own account or the account of its Affiliates on terms no more favorable to such third parties or other capital sources than those offered to Madison Member in the Final Investment Memorandum, unless such terms are re-offered to Madison Member pursuant to this Article 12. Upon the occurrence of three (3) Rejection Events of Eligible Opportunities that meet the Three Strikes Criteria in any rolling two (2) year period (a “Three Strikes Event”), the exclusivity provisions of this Article 12 shall terminate and no longer apply.

Section 12.8        Pursuit Costs. If an Eligible Opportunity receives Preliminary Approval, all third party costs and expenses incurred by the Managing Member (whether directly or through its Affiliates) in accordance with the corresponding Eligible Opportunity Budget shall be reimbursed by the Company. The Company shall not reimburse any costs or expenses incurred by the Managing Member (including its Affiliates) with respect to which Preliminary Approval is received, that are not in accordance with the applicable Eligible Opportunity Budget. Notwithstanding the above, if any Member or its Affiliate acquires such Eligible Opportunity for its own account, such Member shall, or shall cause its Affiliate to, reimburse to the Company for all third party costs and expenses paid or reimbursed thereby pursuant to this Section 12.8.

Section 12.9        Target Capitalization and Investment. The Members hereby acknowledge and agree that each Member’s Initial Capital Commitment shall be the only commitment of such Member with respect to the Initial Properties, and in no event shall either Member’s Initial Capital Commitment be used or called upon to fund the acquisition of, or any expenditures in connection with, any Eligible Opportunity or for any other reason other than as expressly set out herein with respect to the Initial Properties. Without limiting the foregoing, the Members further acknowledge that the target for total Capital Contributions to the Company is Three Hundred Million Dollars ($300,000,000), to be capitalized in two tranches of One Hundred and Fifty Million Dollars ($150,000,000) each, to acquire Eligible Opportunities if approved in accordance with the provisions hereof. Once the initial tranche has been invested or committed to one or more Eligible Opportunities, the Members shall discuss the size and availability of the second tranche.

Article 13
MISCELLANEOUS

Section 13.1        Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents and to do all such other acts and things as may be necessary or advisable to carry out the intent and purpose of this Agreement.

Section 13.2        Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand by depositing the same in the United States mail, first class postage prepaid, certified mail, return receipt requested, by a recognized overnight courier service providing confirmation of delivery, or by e-mail, in each case to the addresses set forth in Section 2.9, or at such other address as may be designated by the addressee thereof upon written notice to all of the Members. All notices given pursuant to this Section 13.2 shall be deemed to have been given (i) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee, (ii) if delivered by United States mail or by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee), or (iii) n the date and time of transmission if delivered by e-mail; provided that (1) such e-mail transmission is sent during customary business hours in New York, New York, and (2) such notice is also sent by one of the other means described above within one (1) Business Day.

Section 13.3        Headings and Captions. All headings and captions contained in this Agreement and the tables of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement.

Section 13.4        Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.

Section 13.5        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Delivery of this Agreement may be effected by facsimile.

Section 13.6        Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

Section 13.7        Consent to Jurisdiction. To the fullest extent permitted by law, each Member hereby irrevocably consents and agrees, for the benefit of each party, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement and with respect to the enforcement, modification, vacation or correction of an award rendered in an arbitration proceeding shall be brought in any city, state or federal court located in the Borough of Manhattan, The City of New York (a “New York Court”) or a federal or state court in the State of Delaware (a “Delaware Court”), and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such New York Court or Delaware Court with respect to any such action, suit or proceeding. To the fullest extent permitted by law, each Member also hereby irrevocably consents and agrees, for the benefit of each other party, that any legal action, suit or proceeding against it shall be brought in any New York Court or Delaware Court, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such New York Court or Delaware Court with respect to any such action, suit or proceeding. To the fullest extent permitted by law, each Member waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such New York Court or Delaware Court and hereby further waives and agrees not to plead or claim in any such New York Court or Delaware Court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum. To the fullest extent permitted by law, each Member agrees that (i) service of process may be effectuated hereinafter by mailing a copy of the summons and complaint or other pleading by certified mail, return receipt requested, at its address set forth above and (ii) all notices that are required to be given hereunder may be given by the attorneys for the respective parties.

Section 13.8        Partition. The Members hereby agree that no Member nor any successor in interest to any Member shall have the right to have any Company Asset partitioned, or to file a complaint or institute any proceeding at law or in equity to have any Company Asset partitioned, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right.

Section 13.9        Invalidity. Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 13.10    Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns. No Person other than the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and permitted assigns shall have any rights or claims under this Agreement.

Section 13.11    Entire Agreement. This Agreement supersedes all prior agreements among the parties with respect to the subject matter hereof and contains the entire Agreement among the parties with respect to such subject matter.

Section 13.12    Waivers. No waiver of any provision hereof by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party.

Section 13.13    No Brokers. Each of the Members warrants to the other Members that there are no brokerage commissions or finders’ fees (or any basis therefor) resulting from any action taken by such Member or any Person acting or purporting to act on its behalf upon entering into this Agreement other than (i) a brokerage commission payable to Avison Young-Tennessee, Inc. in relation to the sale of the Initial Properties and contemporaneously with the execution of this Agreement, the sellers under the PSA have paid such brokerage commission. Each Member agrees to indemnify and hold harmless each other Member for all reasonable out-of-pocket costs, damages or other expenses actually incurred by such Member arising out of any misrepresentation made in this Section 13.13.

Section 13.14    Expenses.

(a)                Each Member shall be solely responsible for any out-of-pocket expenses incurred and payable in connection with the preparation and execution of this Agreement. All other costs incurred collectively on behalf of the Company, its Subsidiaries, the Members or their Affiliates, including costs and expenses related to the acquisition of the Initial Properties (including legal costs incurred in connection with the preparation and execution of the PSA), shall be borne by the Company as an ordinary expense if its business.

(b)               All out-of-pocket expenses payable in connection with any Loans, including any assumption, refinancing, or corporate restructuring undertaken in connection therewith, including those expenses incurred prior to the Effective Date by the Company, its Subsidiaries, the Members or their Affiliates, shall be borne by the Company as an ordinary expense if its business.

Section 13.15    Maintenance as a Separate Entity. The Company shall maintain books and records and bank accounts separate from those of its Affiliates; shall at all times hold itself out to the public as a legal entity separate and distinct from any of its Affiliates (including in its operating activities, in entering into any contract, in preparing its financial statements, and on its stationery and any signs it posts); shall not commingle its assets with assets of any of its Affiliates. Failure of the Company, or any Member on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of a Member.

Section 13.16    Confidentiality.

(a)                Each Member agrees not to disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non-public or proprietary information relating to the Company Assets or business (collectively, “Confidential Information”), provided that such disclosure may be made (i) to any Person who is a direct or indirect member or partner of, a prospective investor in or lender to, or an officer, director or employee of, such Member (or its Affiliates) or is counsel to, accountants of or other consultant to, such Member (or its Affiliates) solely for their use and on a need to know basis, provided that such Persons are notified of the Members’ confidentiality obligations hereunder, (ii) with the prior consent of the Members, (iii) subject to the next paragraph, pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, but only to the extent required by such order or subpoena, (iv) to any lender providing financing to the Company, (v) as necessary or appropriate in connection with or to prevent the audit of the accounts of Madison Member or to enable Madison Member or its Affiliates to comply with the disclosure and other requirements of any governmental authority having jurisdiction over it or (vi) as necessary in connection with a permitted Transfer of an Interest by any Member.

(b)               In the event that a Member shall receive a request to disclose any Confidential Information under a subpoena or order, such Member shall (i) promptly notify the other Members thereof, (ii) consult with the other Members on the advisability of taking steps to resist or narrow such request, and (iii) if disclosure is required or deemed advisable, cooperate with the other Members in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded the Confidential Information that is disclosed.

(c)                No Plymouth Member shall issue any press release or other public communication about the formation or existence of the Company, the Subsidiaries or the Properties without the express prior written consent of Madison Member.

Section 13.17    No Third Party Beneficiaries. This Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement. Without limiting the generality of the foregoing, no creditor of the Company or of any Member shall have any right whatsoever to require any Member to contribute capital to the Company or otherwise enforce any provision of this Agreement against any Member.

Section 13.18    Construction of Documents. The parties hereto acknowledge that they were represented by separate and independent counsel in connection with the review, negotiation and drafting of this Agreement and that this Agreement shall not be subject to the principle of construing its meaning against the party that drafted same.

Section 13.19    Time of the Essence. Time is of the essence in the performance of each and every term of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MADISON MEMBER

MIRELF VI MEMPHIS, LLC,
a Delaware limited liability company

By:	/s/ Ronald Dickerman Name: Ronald Dickerman Title: Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PLYMOUTH MEMBER

PLYMOUTH MIR MEMBER, LLC,
a Delaware limited liability company

By:	/s/ Pendleton P. White, Jr. Name: Pendleton P. White, Jr. Title: President

Solely for purposes of guaranteeing Plymouth Member’s obligations set forth in Section 8.1(c):

PLYMOUTH INDUSTRIAL REIT, INC.,
a Maryland corporation

By:	/s/ Pendleton P. White, Jr. Name: Pendleton P. White, Jr. Title: President